EXHIBIT 2.1












                        PURCHASE AGREEMENT

                          BY AND BETWEEN

                     CHESAPEAKE CORPORATION,

                   ST. LAURENT PAPERBOARD INC.

                               AND

                ST. LAURENT PAPERBOARD (U.S.) INC.











                          April 30, 1997

                        TABLE OF CONTENTS

                                                             Page
    RECITALS . . . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE I
                           DEFINITIONS
1.1 Affiliate. . . . . . . . . . . . . . . . . . . . . . . . .  2
1.2 Affiliated Predecessors. . . . . . . . . . . . . . . . . .  2
1.3 Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  2
1.4 Ancillary Agreements . . . . . . . . . . . . . . . . . . .  2
1.5 Asset Transfers. . . . . . . . . . . . . . . . . . . . . .  2
1.6 Bank Accounts.   . . . . . . . . . . . . . . . . . . . . .  3
1.7 Books and Records. . . . . . . . . . . . . . . . . . . . .  3
1.8 Box Plants . . . . . . . . . . . . . . . . . . . . . . . .  3

1.9 Business . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.10     Business Day. . . . . . . . . . . . . . . . . . . . .  4
1.11     Business Employees. . . . . . . . . . . . . . . . . .  4
1.12     Buyer . . . . . . . . . . . . . . . . . . . . . . . .  4
1.13     Buyer's and Parent's Closing Certificates . . . . . .  4
1.14     Buyer Guaranty. . . . . . . . . . . . . . . . . . . .  4
1.15     C&L . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.16     Closing . . . . . . . . . . . . . . . . . . . . . . .  5
1.17     Closing Date. . . . . . . . . . . . . . . . . . . . .  5
1.18     COBRA . . . . . . . . . . . . . . . . . . . . . . . .  6
1.19     Code. . . . . . . . . . . . . . . . . . . . . . . . .  6
1.20     Combined Group. . . . . . . . . . . . . . . . . . . .  6
1.21     Common Share Price. . . . . . . . . . . . . . . . . .  6
1.22     Common Shares . . . . . . . . . . . . . . . . . . . .  6
1.23     Company . . . . . . . . . . . . . . . . . . . . . . .  6
1.24     Company Financial Statements. . . . . . . . . . . . .  7
1.25     Contracts . . . . . . . . . . . . . . . . . . . . . .  7
1.26     December Statement of Working Capital . . . . . . . .  7
1.27     December Working Capital. . . . . . . . . . . . . . .  8
1.28     Dollars; CDN Dollars. . . . . . . . . . . . . . . . .  8
1.29     Effective Time of Closing . . . . . . . . . . . . . .  8
1.30     Employee Benefit Plans. . . . . . . . . . . . . . . .  8
1.31     Equipment . . . . . . . . . . . . . . . . . . . . . .  8
1.32     ERISA . . . . . . . . . . . . . . . . . . . . . . . .  8
1.33     ERISA Affiliate . . . . . . . . . . . . . . . . . . .  8
1.34     ERISA Affiliate Plan. . . . . . . . . . . . . . . . .  9
1.35     Estimated Statement of Working Capital. . . . . . . .  9
1.36     Estimated Working Capital . . . . . . . . . . . . . .  9
1.37     Exchange Rate . . . . . . . . . . . . . . . . . . . .  9
1.38     Excluded Assets . . . . . . . . . . . . . . . . . . . 10
1.39     Excluded Intangibles. . . . . . . . . . . . . . . . . 10
1.40     Fiber Assets. . . . . . . . . . . . . . . . . . . . . 10
1.41     Filing Date . . . . . . . . . . . . . . . . . . . . . 10
1.42     Final Statement of Working Capital. . . . . . . . . . 10
1.43     Final Working Capital . . . . . . . . . . . . . . . . 10
1.44     Final Purchase Price. . . . . . . . . . . . . . . . . 11
1.45     GAAP. . . . . . . . . . . . . . . . . . . . . . . . . 11
1.46     Governing Instruments . . . . . . . . . . . . . . . . 11
1.47     Gross Proceeds. . . . . . . . . . . . . . . . . . . . 11
1.48     HSR Act . . . . . . . . . . . . . . . . . . . . . . . 11
1.49     Indebtedness for Borrowed Money . . . . . . . . . . . 12
1.50     Initial Purchase Price. . . . . . . . . . . . . . . . 12
1.51     Intangible Assets . . . . . . . . . . . . . . . . . . 12
1.52     IRS . . . . . . . . . . . . . . . . . . . . . . . . . 13
1.53     Knowledge . . . . . . . . . . . . . . . . . . . . . . 13
1.54     Known Environmental Matters . . . . . . . . . . . . . 13
1.55     Law . . . . . . . . . . . . . . . . . . . . . . . . . 14
1.56     Liens . . . . . . . . . . . . . . . . . . . . . . . . 14
1.57     Material Adverse Effect . . . . . . . . . . . . . . . 14
1.58     Membership Interest . . . . . . . . . . . . . . . . . 15
1.59     Noncompetition Agreement. . . . . . . . . . . . . . . 15
1.60     Opinion of Buyer's and Parent's Counsel . . . . . . . 15
1.61     Opinion of Seller's and Company's Counsel . . . . . . 15
1.62     Parent. . . . . . . . . . . . . . . . . . . . . . . . 15

1.63     Parent's Equity Offering. . . . . . . . . . . . . . . 15
1.64     PBGC. . . . . . . . . . . . . . . . . . . . . . . . . 15
1.65     Pension Plans . . . . . . . . . . . . . . . . . . . . 16
1.66     Permits . . . . . . . . . . . . . . . . . . . . . . . 16
1.67     Permitted Liens . . . . . . . . . . . . . . . . . . . 16
1.68     Person. . . . . . . . . . . . . . . . . . . . . . . . 16
1.69     PW. . . . . . . . . . . . . . . . . . . . . . . . . . 16
1.70     Real Property . . . . . . . . . . . . . . . . . . . . 17
1.71     Seller. . . . . . . . . . . . . . . . . . . . . . . . 17
1.72     Seller's Closing Certificate. . . . . . . . . . . . . 17
1.73     Short Form Prospectus . . . . . . . . . . . . . . . . 17
1.74     Special Accounting Principles . . . . . . . . . . . . 17
1.75     Stand-Still Agreement . . . . . . . . . . . . . . . . 17
1.76     Subsidiaries. . . . . . . . . . . . . . . . . . . . . 18
1.77     Subsidiary Stock. . . . . . . . . . . . . . . . . . . 18
1.78     Supply Agreements . . . . . . . . . . . . . . . . . . 18
1.79     Taxes . . . . . . . . . . . . . . . . . . . . . . . . 19
1.80     Transition Agreement. . . . . . . . . . . . . . . . . 19
1.81     WARN. . . . . . . . . . . . . . . . . . . . . . . . . 19
1.82     Welfare Plans . . . . . . . . . . . . . . . . . . . . 19

                           ARTICLE II
       PRE-CLOSING ASSET TRANSFERS; PURCHASE AND SALE OF
                       MEMBERSHIP INTEREST
2.1 Certain Actions to be Taken Prior to Closing . . . . . . . 19
2.2 Purchase and Sale; Payment of Initial Purchase Price . . . 20
2.3 Parent's Equity Offering; Composition of Initial Purchase   Price 21
2.4 Final Statement of Working Capital; Settlement of Final     Purchase Price 23

                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER
3.1 Organization of Seller . . . . . . . . . . . . . . . . . . 26
3.2 Authorization; Enforceability. . . . . . . . . . . . . . . 26
3.3 No Violation or Conflict by Seller . . . . . . . . . . . . 27
3.4 Title to Membership Interest . . . . . . . . . . . . . . . 27
3.5 Organization and Authority of Company. . . . . . . . . . . 28
3.6 Capitalization of the Company. . . . . . . . . . . . . . . 28
3.7 Organization and Authority of the Subsidiaries; No Other    Interests 29
3.8 Capitalization of the Subsidiaries . . . . . . . . . . . . 29
3.9 Consents and Approvals; No Violation or Conflict by Company 30
3.10     Title to and Sufficiency of Assets. . . . . . . . . . 31
3.11     Real Property . . . . . . . . . . . . . . . . . . . . 31
3.12     Bank Accounts . . . . . . . . . . . . . . . . . . . . 33


3.13     Condition of Equipment. . . . . . . . . . . . . . . . 33
3.14     Customer List . . . . . . . . . . . . . . . . . . . . 34
3.15     Intangible Assets . . . . . . . . . . . . . . . . . . 34
3.16     Books and Records . . . . . . . . . . . . . . . . . . 35
3.17     Contracts . . . . . . . . . . . . . . . . . . . . . . 35
3.18     No Litigation . . . . . . . . . . . . . . . . . . . . 36
3.19     Financial Statements. . . . . . . . . . . . . . . . . 36
3.20  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . 38
3.21     Employee Benefit Plans. . . . . . . . . . . . . . . . 40
3.22     Labor Matters . . . . . . . . . . . . . . . . . . . . 45
3.23     Compliance with Law . . . . . . . . . . . . . . . . . 46
3.24     Environmental Matters . . . . . . . . . . . . . . . . 47
3.25     Insurance . . . . . . . . . . . . . . . . . . . . . . 53
3.26     Related Party Transactions. . . . . . . . . . . . . . 53
3.27     No Adverse Change . . . . . . . . . . . . . . . . . . 54
3.28     Orders, Commitments and Returns . . . . . . . . . . . 55
3.29     No Broker . . . . . . . . . . . . . . . . . . . . . . 55
3.30     Short Form Prospectus . . . . . . . . . . . . . . . . 55

                           ARTICLE IV
       REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
4.1 Organization and Authority of Buyer and Parent . . . . . . 56
4.2 Authorization; Enforceability. . . . . . . . . . . . . . . 57
4.3 Consents and Approvals; No Violation or Conflict by Buyer   and Parent 57
4.4 Title to Common Shares . . . . . . . . . . . . . . . . . . 58
4.5 Capitalization . . . . . . . . . . . . . . . . . . . . . . 59
4.6 No Litigation. . . . . . . . . . . . . . . . . . . . . . . 59
4.7 Financial Statements . . . . . . . . . . . . . . . . . . . 60
4.8 No Adverse Change. . . . . . . . . . . . . . . . . . . . . 61
4.9 Compliance with Law. . . . . . . . . . . . . . . . . . . . 62
4.10     No Broker . . . . . . . . . . . . . . . . . . . . . . 62
4.11     Purchase for Investment . . . . . . . . . . . . . . . 62
4.12     Committed Debt Financing. . . . . . . . . . . . . . . 63
4.13     Short Form Prospectus . . . . . . . . . . . . . . . . 63

                            ARTICLE V
               CERTAIN MATTERS PENDING THE CLOSING

5.1 Carry on in Regular Course . . . . . . . . . . . . . . . . 64
5.2 Indebtedness . . . . . . . . . . . . . . . . . . . . . . . 64
5.3 Issuance of Membership Interests or Subsidiary Stock;       Fundamental Changes 65
5.4 Compensation . . . . . . . . . . . . . . . . . . . . . . . 65
5.5 Compliance with Law. . . . . . . . . . . . . . . . . . . . 66
5.6 Access . . . . . . . . . . . . . . . . . . . . . . . . . . 66
5.7 Cooperation. . . . . . . . . . . . . . . . . . . . . . . . 67
5.8 Publicity. . . . . . . . . . . . . . . . . . . . . . . . . 67

5.9 Confidentiality. . . . . . . . . . . . . . . . . . . . . . 68
5.10     Exclusivity . . . . . . . . . . . . . . . . . . . . . 69
5.11     Phase II Investigation. . . . . . . . . . . . . . . . 69

                           ARTICLE VI
   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND PARENT
6.1 Compliance with Agreement. . . . . . . . . . . . . . . . . 70
6.2 Proceedings and Instruments Satisfactory . . . . . . . . . 71
6.3 No Litigation. . . . . . . . . . . . . . . . . . . . . . . 71
6.4 Representations and Warranties . . . . . . . . . . . . . . 71
6.5 Material Damage to Assets. . . . . . . . . . . . . . . . . 72
6.6 Deliveries at Closing. . . . . . . . . . . . . . . . . . . 72
6.7 Antitrust Filings. . . . . . . . . . . . . . . . . . . . . 72
6.8 Parent's Equity Offering . . . . . . . . . . . . . . . . . 73
6.9 Consents . . . . . . . . . . . . . . . . . . . . . . . . . 73
6.10     Phase II Investigation. . . . . . . . . . . . . . . . 73

                           ARTICLE VII
        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
7.1 Compliance with Agreement. . . . . . . . . . . . . . . . . 74
7.2 Proceedings and Instruments Satisfactory . . . . . . . . . 74
7.3 No Litigation. . . . . . . . . . . . . . . . . . . . . . . 74
7.4 Representations and Warranties . . . . . . . . . . . . . . 75
7.5 Material Damage to Assets. . . . . . . . . . . . . . . . . 75
7.6 Deliveries at Closing. . . . . . . . . . . . . . . . . . . 75
7.7 Antitrust Filings. . . . . . . . . . . . . . . . . . . . . 76
7.8 Consents . . . . . . . . . . . . . . . . . . . . . . . . . 76

                          ARTICLE VIII
            INDEMNIFICATION AND ADDITIONAL COVENANTS


8.1 Seller's Indemnity . . . . . . . . . . . . . . . . . . . . 76
8.2 Buyer's and Parent's Indemnity . . . . . . . . . . . . . . 82
8.3 Other Environmental Indemnification. . . . . . . . . . . . 86
8.4 Employee Benefit Matters . . . . . . . . . . . . . . . . . 91
8.5 Income Tax Matters . . . . . . . . . . . . . . . . . . . .113
8.6 Records. . . . . . . . . . . . . . . . . . . . . . . . . .123
8.7 No Use of Name . . . . . . . . . . . . . . . . . . . . . .124
8.8 Cooperation in Third-Party Litigation. . . . . . . . . . .124
8.9 Further Assurances . . . . . . . . . . . . . . . . . . . .125
8.10     DEF Project . . . . . . . . . . . . . . . . . . . . .126
8.11     Certain Matters Related to Tax-Exempt Securities. . .126

                           ARTICLE IX
                           TERMINATION
9.1 Termination. . . . . . . . . . . . . . . . . . . . . . . .126
9.2 Rights on Termination; Waiver. . . . . . . . . . . . . . .127
9.3 Nondisclosure. . . . . . . . . . . . . . . . . . . . . . .130
<\table|

                            ARTICLE X
                          MISCELLANEOUS
10.1     Transfer Taxes and Filing Fees. . . . . . . . . . . .130
10.2     Entire Agreement; Amendment; No Waiver. . . . . . . .130
10.3     Expenses. . . . . . . . . . . . . . . . . . . . . . .131
10.4     Governing Law . . . . . . . . . . . . . . . . . . . .131
10.5     Assignment; Accommodation of Like-Kind Exchanges. . .131
10.6     Notices . . . . . . . . . . . . . . . . . . . . . . .132
10.7     Counterparts; Headings. . . . . . . . . . . . . . . .133
10.8     Interpretation. . . . . . . . . . . . . . . . . . . .134
10.9     Severability. . . . . . . . . . . . . . . . . . . . .134
10.10 Specific Performance . . . . . . . . . . . . . . . . . .134
10.11 No Reliance. . . . . . . . . . . . . . . . . . . . . . .134

                            EXHIBITS
Exhibit  1.6       Bank Accounts
Exhibit  1.13      Buyer's and Parent's Closing Certificate
Exhibit  1.14      Buyer Guaranty
Exhibit  1.24      Company Financial Statements
Exhibit  1.26      December Statement of Working Capital
Exhibit  1.31      Equipment
Exhibit  1.35      Estimated Statement of Working Capital
Exhibit  1.39      Excluded Intangibles
Exhibit  1.40      Fiber Assets
Exhibit  1.53(a)   Knowledge of Buyer
Exhibit  1.53(b)   Knowledge of Seller
Exhibit  1.59      Noncompetition Agreement
Exhibit  1.60A     Opinion of Buyer's and Parent's Canadian
                   Counsel
Exhibit  1.60B     Opinion of Buyer's and Parent's U.S. Counsel
Exhibit  1.61      Opinion of Seller's and Company's Counsel
Exhibit  1.66      Permits
Exhibit  1.67      Permitted Liens
Exhibit  1.70      Real Property
Exhibit  1.72      Seller's Closing Certificate
Exhibit  1.74      Special Accounting Principles
Exhibit  1.75      Stand-Still Agreement
Exhibit  1.78(a)   Paper Products Supply Agreement
Exhibit  1.78(b)   Sheets Supply Agreement

Exhibit  1.78(c)   Wood Fiber Supply Agreement
Exhibit  1.78(d)   Wood Chips Supply Agreement
Exhibit  1.80      Transition Agreement
Exhibit  2.1(a)-1  Assets to be Distributed by the Company
                   to Seller
Exhibit  2.1(a)-2  Assets to be Contributed by Seller to
                   the Company and/or the Subsidiaries
Exhibit  2.1(b)-1  Certain Obligations to be Assumed by
                   the Company
Exhibit  2.1(b)-2  Form of Assignment and Assumption Agreement
Exhibit  3.5       Company and Subsidiary Foreign Qualifications
Exhibit  3.9       Company and Subsidiary Required Consents
Exhibit  3.17      Contracts
Exhibit  3.18      Company and Subsidiary Litigation
Exhibit  3.20      Taxes
Exhibit  3.21      Employee Benefit Plans
Exhibit  3.22      Labor Matters
Exhibit  3.24      Known Environmental Matters
Exhibit  3.25      Insurance
Exhibit  3.26      Affiliated Transactions
Exhibit  3.27      Company Adverse Changes
Exhibit  3.28      Orders, Commitments, Returns
Exhibit  4.3       Buyer and Parent Required Consents
Exhibit  4.5       Options, Rights and Warrants for Parent
                   Capital Stock
Exhibit  4.6       Buyer and Parent Litigation
Exhibit  4.7       Parent Financial Statements
Exhibit  4.8       Parent Adverse Changes
Exhibit  5.11      Phase II Investigation
Exhibit  8.1       Additional Indemnification Matters
Exhibit  8.4(a)    Accumulated Benefit Obligation - Actuarial
                   Assumptions and Methods
Exhibit  8.4(b)    Projected Benefit Obligation - Actuarial
                   Assumptions and Methods
Exhibit  8.4(c)    Spinoff Amount -- Actuarial Assumptions and
                   Methods
Exhibit  8.4(d)    Post-Retirement Benefits Other than Pensions
                   -- Actuarial Assumptions and Methods
Exhibit  8.4(e)    SERP Accrued Benefits
Exhibit  8.11      Tax-Exempt Financings Related to the Business













                       PURCHASE AGREEMENT


    PURCHASE AGREEMENT, made as of the 30th day of April, 1997, by and between CHESAPEAKE CORPORATION, a Virginia corporation, ST.
LAURENT PAPERBOARD INC., a Canadian corporation, and ST. LAURENT
PAPERBOARD (U.S.) INC., a Delaware corporation and direct wholly-owned subsidiary of St. Laurent Paperboard Inc.

                               RECITALS
    WHEREAS, Seller owns the Membership Interest, which constitutes the sole Membership Interest in the Company;
    WHEREAS, the Company owns all of the Subsidiary Stock, which constitutes all of the issued and outstanding capital stock of each of the Subsidiaries that are corporations; and
    WHEREAS, Seller desires to sell the Membership Interest to Buyer and Buyer desires to purchase the Membership Interest from Seller.
    NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is hereby agreed that:

                               ARTICLE I
                              DEFINITIONS
    When used in this Agreement and the above Recitals, the following terms shall have the meanings specified:
    1.1 Affiliate. "Affiliate" shall mean, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. As used in this definition of the term "Affiliate" and elsewhere herein with respect to any Affiliate of any Person, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.
    1.2 Affiliated Predecessors. "Affiliated Predecessors" shall mean (a) with respect to the Box Plants, Chesapeake Packaging Co., and
(b) with respect to the Fiber Assets, Chesapeake Forest Products Company, each a Virginia corporation and wholly-owned subsidiary of Seller.
    1.3 Agreement. "Agreement" shall mean this Purchase Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.
    1.4 Ancillary Agreements. "Ancillary Agreements" shall mean the Noncompetition Agreement, the Buyer Guaranty, the Supply Agreements, the Transition Agreement and the Stand-Still Agreement.
    1.5 Asset Transfers. "Asset Transfers" shall mean the distribution of assets by the Company, and the transfer of assets to the Company and the Subsidiaries, contemplated in Section 2.1 hereof.
    1.6 Bank Accounts. "Bank Accounts" shall mean the checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes and other similar accounts maintained by the Company and the Subsidiaries as of the Effective Time of Closing, all of such Bank Accounts being listed on Exhibit 1.6 attached hereto.
    1.7 Books and Records. "Books and Records" shall mean original or true and complete copies of all of the books, records, archives, files, data and information of the Company, the Subsidiaries and, to the extent they relate in any material respect to the Business, the Affiliated Predecessors (including, without limitation, customer lists, financial, accounting and tax records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, evidence of accounts payable and accounts receivable, correspondence and miscellaneous records with respect to customers and supply sources and other general correspondence and records related to the Business), which are in the possession or under the control of the Seller, the Company or the Subsidiaries as of the Effective Time of Closing.
    1.8 Box Plants. "Box Plants" shall mean the four (4) box plants currently operated by Chesapeake Packaging Co., a wholly-owned subsidiary of Seller, which box plants are located at (a) 725 Pittman Road, Baltimore, Maryland, (b) 51 Robinson Street, North Tonawanda, New York, (c) 5640 Lewis Road and 5100 Williamsburg Avenue, Richmond, Virginia, and (d) 802 Kyle Avenue, Roanoke, Virginia.
    1.9 Business. "Business" shall mean, collectively, (a) the business of the Company, which consists of the manufacture and sale of white-top linerboard, unbleached kraft linerboard, kraft paper, corrugating medium and bleached hardwood pulp at its kraft products mill located in West Point, Virginia, (b) the manufacture and sale of corrugated containers and sheets at the Box Plants, and (c) the operation of the Fiber Assets.
    1.10 Business Day. "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia, or Montreal, Quebec, are generally authorized to close.
    1.11 Business Employees. "Business Employees" shall have the meaning given in Section 3.21 hereof.
    1.12 Buyer. "Buyer" shall mean St. Laurent Paperboard (U.S.) Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent.
    1.13 Buyer's and Parent's Closing Certificates. "Buyer's and Parent's Closing Certificates" shall mean the certificates of Buyer and Parent in the form of Exhibit 1.13 attached hereto.
    1.14 Buyer Guaranty. "Buyer Guaranty" shall mean the guaranty agreement, dated as of the Closing Date, made by Buyer and certain of its Affiliates to Seller and substantially in the form of Exhibit 1.14 attached hereto.
    1.15 C&L. "C&L" shall mean Coopers & Lybrand L.L.P., independent auditors for Seller and the Company, or such other nationally recognized United States independent accounting firm as may be engaged by Seller and/or the Company as its independent auditors from time to time.
    1.16 Closing. "Closing" shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the offices of Goodman Phillips & Vineberg, 1501 McGill College Avenue, Montreal, Quebec, Canada.
    1.17 Closing Date. "Closing Date" shall mean May 27, 1997, or such other date as the parties hereto may mutually agree in writing, on which date the Closing shall occur; provided, however, that: (a) if, notwithstanding the best commercially reasonable efforts of Seller, on the one hand, and Parent and Buyer, on the other hand, the conditions precedent to Closing set forth in Articles VI and VII hereof have not been satisfied by such date, then the parties hereto shall extend the Closing Date by up to five (5) Business Days to permit satisfaction of such conditions precedent; (b) if, by such date, Seller has satisfied the conditions precedent to Closing set forth in Article VI hereof but, notwithstanding their best commercially reasonable efforts, Parent and Buyer have been unable to satisfy the conditions precedent to Closing set forth in Article VII hereof, then Parent and Buyer may, by written notice to Seller, extend the Closing Date by up to five (5) Business Days, in consideration of which Parent and Buyer shall pay to Seller at Closing an amount equal to $75,000 per calendar day of such extension; or (c) if, by such date, Buyer and Parent have satisfied the conditions to Closing set forth in Article VII hereof but, notwithstanding its best commercially reasonable efforts, Seller has been unable to satisfy the conditions precedent to Closing set forth in Article VI hereof, then Seller may, by written notice to Parent and Buyer, extend the Closing Date by up to five (5) Business Days, in consideration of which Seller shall pay to Parent and Buyer at Closing an amount equal to $75,000 per calendar day of such extension.
    1.18 COBRA.    "COBRA" shall mean Title X of the Consolidated
Omnibus Budget Reconciliation Act of 1985, as amended.
    1.19 Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.
    1.20 Combined Group.  "Combined Group" shall mean the Company, the Subsidiaries and their respective Affiliated Predecessors (to the extent related to the Business).
    1.21 Common Share Price. "Common Share Price" shall mean the public offering price per Common Share for Parent's Equity Offering (before deducting underwriting fees and any other fees or expenses associated with such equity offering), expressed in Dollars (based upon the Exchange Rate reported for the date of the underwriting agreement for Parent's Equity Offering).
    1.22 Common Shares.  "Common Shares" shall mean the common shares of Parent.
    1.23 Company.  "Company" shall mean (i) Chesapeake Paper
Products, L.L.C., a single member limited liability company organized under the laws of the Commonwealth of Virginia and successor by merger to Chesapeake Paper Products Company, a Virginia corporation, or (ii) with respect to any time before the effective time of such merger, Chesapeake Paper Products Company, a Virginia corporation.
    1.24 Company Financial Statements.  "Company Financial
Statements" shall mean (a) the audited combined balance sheets of the Business as of December 31, 1995 and 1996, and the related audited combined statements of earnings and divisional equity and cash flows of the Business for the three years in the period ended December 31, 1996, including all notes thereto, together with the report of C&L thereon, and (b) the unaudited combined balance sheet of the Business as of March 31, 1997, and the unaudited combined statements of earnings and divisional equity and cash flows of the Business for the fiscal quarters ended March 31, 1996 and March 31, 1997, including all notes thereto, all in the form of Exhibit 1.24 attached hereto.
    1.25 Contracts.  "Contracts" shall mean all contracts,
agreements, leases, license agreements, royalty agreements, vendor agreements, purchase orders, commitments, sales orders, supply agreements and other agreements, written or oral, to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound as of the Effective Time of Closing, but excluding Employee Benefit Plans.
    1.26 December Statement of Working Capital. "December Statement of Working Capital" shall mean the unaudited special purpose statement of combined working capital of the Business as of December 31, 1996, in the form of Exhibit 1.26 attached hereto, which statement has been:
(i) derived from the Company Financial Statements; and (ii) prepared in accordance with GAAP and in a manner consistent with the past practice of the Business, except as otherwise required by the Special Accounting Principles.
    1.27 December Working Capital. "December Working Capital" shall mean $49.202 million, being the amount equal to "current assets" minus "current liabilities" as reflected on the December Statement of Working Capital.
    1.28 Dollars; CDN Dollars. "Dollars" and the symbol "$" shall mean United States dollars, and "CDN Dollars" and the symbol "CDN$" shall mean Canadian dollars.
    1.29 Effective Time of Closing.  "Effective Time of Closing"
shall mean 12:01 a.m., local time, on the Closing Date.
    1.30 Employee Benefit Plans. "Employee Benefit Plans" shall have the meaning given in Section 3.21 hereof.
    1.31 Equipment. "Equipment" shall mean all machinery, vehicles, equipment, furniture, fixtures, furnishings, parts, tools, engineering, tugboats, fireboats and barges and other items of tangible personal property owned or leased by the Company and the Subsidiaries as of the Effective Time of Closing, including, without limitation, the Equipment listed on Exhibit 1.31 attached hereto.
    1.32 ERISA.    "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.
    1.33 ERISA Affiliate.  "ERISA Affiliate" shall mean Seller and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with Seller under Section 414(b), (c), (m) or
(o) of the Code.
    1.34 ERISA Affiliate Plan.   "ERISA Affiliate Plan" shall mean
all "employee pension plans," as defined in Section 3(2) of ERISA or
Section 412 of the Code, maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate has contributed or has ever been obligated to contribute, other than any Qualified Plan (as defined in Section 3.21 hereof).
    1.35 Estimated Statement of Working Capital.  "Estimated
Statement of Working Capital" shall mean the unaudited special purpose statement of consolidated working capital of the Company as of the Effective Time of Closing in the form of Exhibit 1.35 attached hereto, which statement: (a) reflects Seller's best estimate of the consolidated working capital of the Company as of the Effective Time of Closing; and (b) has been prepared in accordance with GAAP and in a manner consistent with the past practice of the Business and the December Statement of Working Capital, except as otherwise required by the Special Accounting Principles.
    1.36 Estimated Working Capital. "Estimated Working Capital" shall mean $48.318 million, being the amount equal to "current assets" minus "current liabilities" as reflected on the Estimated Statement of Working Capital.
    1.37 Exchange Rate. "Exchange Rate" shall mean the published rate of exchange for one CDN Dollar, expressed in Dollars, applicable as of the close of the relevant Business Day and based on the Bank of Canada closing spot rate of exchange for such day.
    1.38 Excluded Assets.  "Excluded Assets" shall mean, collectively
(a) the assets distributed by the Company to Seller before the Effective Time of Closing pursuant to Section 2.1(a) hereof, and (b) the Excluded Intangibles.
    1.39 Excluded Intangibles. "Excluded Intangibles" shall mean those intangible assets owned, leased, licensed or otherwise used by the Business that are described on Exhibit 1.39 attached hereto.
    1.40 Fiber Assets. "Fiber Assets" shall mean those fiber operations related to the operations of the Company's kraft products mill located in West Point, Virginia, that are currently operated by Chesapeake Forest Products Company, a wholly-owned subsidiary of Seller, which operations are described in Exhibit 1.40 attached hereto.
    1.41 Filing Date.  "Filing Date" shall have the meaning given in
Section 2.3 hereof.
    1.42 Final Statement of Working Capital. "Final Statement of Working Capital" shall mean the special purpose statement of consolidated working capital of the Company as of the Effective Time of Closing, to be prepared and delivered in accordance with Section
2.4 hereof.
    1.43 Final Working Capital. "Final Working Capital" shall mean an amount equal to "current assets" minus "current liabilities" as reflected on the Final Statement of Working Capital.
    1.44 Final Purchase Price. "Final Purchase Price" shall mean the Initial Purchase Price, as adjusted pursuant to Section 2.4 hereof (exclusive of the interest on such adjustment as contemplated in Section 2.4 hereof).
    1.45 GAAP. "GAAP" shall mean generally accepted accounting principles as in effect in the United States as of the date of the subject financial statement.
    1.46 Governing Instruments.  "Governing Instruments" shall mean
(a) in the case of Seller, Seller's Articles of Incorporation and Bylaws, (b) in the case of the Company, the Company's Articles of Organization and Operating Agreement, (c) in the case of each Subsidiary that is a corporation, the Articles of Incorporation and Bylaws of such Subsidiary, (d) in the case of each Subsidiary that is a limited liability company, the Articles of Organization and Operating Agreement of such Subsidiary, (e) in the case of Parent, the Articles of Incorporation and Bylaws of Parent and (f) in the case of Buyer, the Certificate of Incorporation and Bylaws of Buyer, in each case as amended and/or restated to and including the applicable date.
    1.47 Gross Proceeds. "Gross Proceeds" shall mean the gross proceeds received from Parent's Equity Offering (before deducting underwriting fees and any other fees or expenses associated with such equity offering).
    1.48 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C.18a), as amended.
    1.49 Indebtedness for Borrowed Money. "Indebtedness for Borrowed Money" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as debt of such Person, and in any event shall include (a) obligations of such Person for borrowed money or indebtedness which has been incurred in connection with the acquisition of property or assets, (b) obligations for indebtedness secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property and (d) guaranties of obligations of other Persons of the character referred to in this definition, but shall exclude capitalized leases.
    1.50 Initial Purchase Price. "Initial Purchase Price" shall be $499.116 million, consisting of (a) $500.0 million, minus (b) $884,000, representing the difference between Estimated Working Capital and December Working Capital.
    1.51 Intangible Assets. "Intangible Assets" shall mean the following categories of intangible assets owned, leased, licensed or otherwise used by the Company and the Subsidiaries as of the Effective Time of Closing: (a) all inventions, prototypes, processes, patents and patent applications; (b) all copyrights, trademarks, tradenames, service marks, logos and slogans and all of the goodwill associated therewith, and all registrations, applications and other rights, if any, associated therewith, including the right to sue for past infringement thereof; (c) all trade secrets and confidential business information (including, without limitation, all ideas, research and development, know-how, technology, compositions, designs, plans, drawings, specifications, data, studies, customer and supplier lists, financial information (including, without limitation, pricing and cost information, and business and market plans and proposals, and other information contained in the Books and Records); (d) all computer software and source code (including, without limitation, hard copy and soft copy as well as all data and related documentation), (e) all financial models and (f) all accounting systems; provided, however, that the term Intangible Assets shall exclude the Excluded Intangibles.
    1.52 IRS. "IRS" shall mean the Internal Revenue Service of the
United States.
    1.53 Knowledge. "Knowledge" shall mean: (a) with respect to Buyer or Parent, as the case may be, the actual knowledge of any of the individuals listed on Exhibit 1.53(a) attached hereto, after due inquiry of each other; and (b) with respect to Seller and the Company, the actual knowledge of any of the individuals listed on Exhibit 1.53(b) attached hereto, after due inquiry of each other.
    1.54 Known Environmental Matters. "Known Environmental Matters" shall have the meaning given in Section 3.24 hereof.
    1.55 Law. "Law" shall mean any federal, state, provincial, local, domestic, foreign or other laws, rules, regulations and ordinances, and all binding orders, writs, judgments, requirements, policies and decrees of any governmental or political subdivision or agency thereof, or of any court or similar Person established by any such governmental or political subdivision or agency thereof.
    1.56 Liens. "Liens" shall mean any and all mortgages, liens, encumbrances, easements, rights-of-way, encroachments, charges, adverse claims, boundary disputes, restrictions, pledges, security interests, impositions and rights of first refusal together with, in the case of securities, limitations on voting rights, rights of redemption, equities and any other restrictions of any kind or nature whatsoever.
    1.57 Material Adverse Effect. "Material Adverse Effect" shall mean: (a) in respect of Seller, the Company and the Subsidiaries, an adverse effect on the Business, financial position or results of operations of the Company and the Subsidiaries, taken as a whole, which exceeds (i) $100,000 in the case of the representations and warranties set forth in Article III hereof, and (ii) $5.0 million in all other contexts; and (b) in respect of Parent and Buyer, an adverse effect on the business, financial position or results of operations of Parent and Buyer, taken as a whole, which exceeds (i) $100,000 in the case of the representations and warranties set forth in Article IV hereof, and (ii) either $5.0 million (if Common Shares are included in the Initial Purchase Price) or $20.0 million (if no Common Shares are included in the Initial Purchase Price) in all other contexts.
    1.58 Membership Interest. "Membership Interest" shall mean the membership interest held by Seller in the Company, which constitutes the sole membership interest in the Company.
    1.59 Noncompetition Agreement. "Noncompetition Agreement" shall mean the agreement, dated as of the Closing Date, between Parent and Seller, in substantially the form of Exhibit 1.59 attached hereto.
    1.60 Opinion of Buyer's and Parent's Counsel.  "Opinion of
Buyer's and Parent's Counsel" shall mean the opinions of Goodman Phillips & Vineberg, a general partnership, and Robinson & Cole LLP, Canadian and U.S. counsel, respectively, to Buyer and Parent in substantially the forms of Exhibits 1.60A and 1.60B attached hereto.
    1.61 Opinion of Seller's and Company's Counsel. "Opinion of Seller's and Company's Counsel" shall mean the opinion of Hunton & Williams, counsel to Seller and the Company, in substantially the form of Exhibit 1.61 attached hereto.
    1.62 Parent. "Parent" shall mean St. Laurent Paperboard Inc., a Canadian corporation.
    1.63 Parent's Equity Offering. "Parent's Equity Offering" shall mean Parent's planned public offering of Common Shares, as defined in
Section 2.3(a) hereof.
    1.64 PBGC. "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any entity succeeding to any or all of its functions.
    1.65 Pension Plans. "Pension Plans" shall have the meaning given in Section 3.21 hereof.
    1.66 Permits. "Permits" shall mean all permits, licenses, franchises and governmental authorizations, certifications, registrations and approvals required in the conduct of the Business as of the Effective Time of Closing including, without limitation, those Permits listed on Exhibit 1.66 attached hereto.
    1.67 Permitted Liens. "Permitted Liens" shall mean those liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, impositions and other matters affecting the Company, the Subsidiaries or the assets of the Business that are listed on Exhibit 1.67 attached hereto.
    1.68 Person. "Person" means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any authority, instrumentality, division, agency, body or department thereof), and any regulatory or self-regulatory authority or agency or other entity.
    1.69 PW. "PW" shall mean Price Waterhouse, chartered accountants, independent auditors for Buyer and Parent, or such other nationally recognized independent accounting firm as may be engaged by Buyer and/or Parent as their independent auditors from time to time.
    1.70 Real Property. "Real Property" shall mean the real property, together with all improvements and fixtures thereon and all easements, rights-of-way and other rights, privileges, uses, licenses, hereditaments and appurtenants belonging or appertaining thereto, owned, leased, used or occupied by the Company and the Subsidiaries as of the Effective Time of Closing, as listed on Exhibit 1.70 attached hereto.
    1.71 Seller. "Seller" shall mean Chesapeake Corporation, a Virginia corporation.
    1.72 Seller's Closing Certificate.  "Seller's Closing
Certificate" shall mean the certificate of Seller in the form of
Exhibit 1.72 attached hereto.
    1.73 Short Form Prospectus. "Short Form Prospectus" shall mean the short form prospectus to be prepared and delivered to potential purchasers of Common Shares in connection with Parent's Equity Offering, as described in Section 2.3(a) hereof, in the form such prospectus is receipted for under applicable Canadian securities Laws.
    1.74 Special Accounting Principles. "Special Accounting Principles" shall mean those elections under, and modifications and exceptions to, GAAP and the Company's past practice that are specifically described in Exhibit 1.74 attached hereto.
    1.75 Stand-Still Agreement. "Stand-Still Agreement" shall mean the agreement, dated as of the Closing Date, between Seller and Parent, substantially in the form of Exhibit 1.75 attached hereto.
    1.76 Subsidiaries. "Subsidiaries" shall mean the following entities to be formed after the date hereof to hold the assets described on Exhibit 2.1(a)-2 attached hereto: (1) a Virginia corporation that at the Effective Time of Closing shall own, directly and/or indirectly through a single-member, Virginia limited liability company, the assets described in items 1-4 of Exhibit 2.1(a)-2 attached hereto; (2) such limited liability company; (3) a Virginia corporation that at the Effective Time of Closing shall own, directly and/or indirectly through a single-member, Virginia limited liability company, the assets described in the remaining items of Exhibit 2.1(a) attached hereto; and (4) such limited liability company.
    1.77 Subsidiary Stock. "Subsidiary Stock" and any similar term shall mean all of the issued and outstanding shares of capital stock of the Subsidiaries that are corporations.
    1.78 Supply Agreements. "Supply Agreements" shall mean, collectively, (a) the Paper Products Supply Agreement between Seller and St. Laurent Paper Products, L.L.C., an indirect wholly-owned subsidiary of Parent, (b) the Sheets Supply Agreement between Seller and St. Laurent Packaging Corp., an indirect wholly-owned subsidiary of Parent to be formed after the date hereof, (c) the Wood Fiber Supply Agreement between Chesapeake Forest Products Company and St. Laurent Forest Products Corp., an indirect wholly-owned subsidiary of Parent to be formed after the date hereof, and (d) the Wood Chips Supply Agreement between Chesapeake Forest Products Company and St. Laurent Forest Products Corp., each dated as of the Closing Date and substantially in the respective forms of Exhibits 1.78(a), 1.78(b), 1.78(c) and 1.78(d) attached hereto.
    1.79 Taxes. "Taxes" shall have the meaning given in Section 3.20 hereof.
    1.80 Transition Agreement. "Transition Agreement" shall mean the agreement, dated as of the Closing Date, between Seller and Buyer in substantially the form of Exhibit 1.80 attached hereto.
    1.81 WARN. "WARN" shall mean the Worker's Adjustment and Retraining Notification Act and any similar state or local "plant closing" Law.
    1.82 Welfare Plans. "Welfare Plans" shall have the meaning given in Section 3.21 hereof.

                              ARTICLE II
          PRE-CLOSING ASSET TRANSFERS; PURCHASE AND SALE OF
                          MEMBERSHIP INTEREST

    2.1  Certain Actions to be Taken Prior to Closing.
         (a)  Asset Transfers.  Prior to the Effective Time of
Closing, Seller shall: (i) cause the Company to distribute to Seller by appropriate instruments of transfer those assets specifically identified in Exhibit 2.1(a)-1 attached hereto; and (ii) transfer or cause the Affiliated Predecessors to transfer to the Company or the
Subsidiaries by appropriate instruments of transfer those assets described on Exhibit 2.1(a)-2 attached hereto.
    (b)  Assignment and Assumption.  Prior to the Effective Time of
Closing, Seller and the Affiliated Predecessors shall assign to the
Company, and the Company shall assume from Seller and the Affiliated Predecessors (i) all liabilities of the Business as to which the
Company was not then the obligor, and (ii) all obligations of the assignors arising from and after the date of such assignment under those contracts, agreements, leases, licenses, royalty agreements, vendor agreements, purchase orders, commitments, sales orders, supply agreements and other agreements that are described in Exhibit 2.1(b)-1 attached hereto.  Such assignment and assumption shall be effected pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit 2.1(b)-2 attached hereto.  Buyer shall use its best commercially reasonable efforts to cause Seller and its
Affiliates to be released from any guarantees or surety arrangements relating to such assigned obligations.
    (c)  Repayment of Certain Indebtedness.  Immediately prior to the
Effective Time of Closing, Seller shall cause the Company and the
Subsidiaries to repay all Indebtedness for Borrowed Money of such
Persons outstanding as of the Effective Time of Closing (which indebtedness shall include, without limitation, all intercompany debt payable to Seller and its Affiliates as of the Effective Time of
Closing).
    2.2  Purchase and Sale; Payment of Initial Purchase Price.
         (a)  At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller hereby agrees to transfer, assign and convey to Buyer, and Buyer hereby agrees to purchase and accept from Seller, the Membership Interest.  In consideration thereof, at the Closing:  (i) Buyer will deliver to
Seller the various agreements, certificates, documents and instruments referred to in Section 7.6 hereof; (ii) Seller will deliver to Buyer the various agreements, certificates, documents and instruments referred to in Section 6.6 hereof;  and (iii) Buyer shall pay the
Initial Purchase Price to Seller, in the form determined pursuant to
Section 2.3(b) hereof, by wire transfer of immediately available funds and by delivery of certificates representing any Common Shares included therein.
    (b)  At Parent's request, at the Closing (i) Seller shall sell or cause the Company to sell directly to Buyer or Parent the Subsidiary
Stock, and (ii) in the event the Initial Purchase Price includes
Common Shares, Seller shall sell or cause the Company to sell directly to Parent assets (including the Subsidiary Stock) with a value equal to the sum of the value of such Common Shares plus $2.0 million, in each case by appropriate instruments of transfer.
    2.3  Parent's Equity Offering; Composition of Initial Purchase        Price.
    (a)  Within two Business Days after the date hereof (the "Filing
Date"), Parent shall file with the appropriate Canadian securities regulatory authorities a preliminary Short Form Prospectus in accordance with the terms of National Policy No. 47 of the Canadian
Securities Administrators and Section 18 of the Securities Act
(Quebec), in substantially the form previously provided to Seller, relating to Parent's planned public offering of Common Shares in each of the provinces of Canada with anticipated aggregate Gross Proceeds of no less than $225.0 million ("Parent's Equity Offering"). Parent covenants and agrees with Seller to use its best commercially reasonable efforts to complete Parent's Equity Offering within fifteen
(15) Business Days after the Filing Date, and Parent has provided to Seller a letter from Nesbitt Burns Inc., the lead underwriter for Parent's Equity Offering, to the effect that such firm is highly confident that Parent's Equity Offering will be completed on the terms and within the time period described therein. Parent further covenants and agrees with Seller that if, in the sole reasonable judgment of Parent after consultation with such lead underwriter, the size of Parent's Equity Offering may be increased prior to the execution of a definitive firm commitment underwriting agreement with respect thereto without a material adverse effect upon the initial public offering price per Common Share, Parent shall cause the size of such equity offering to be increased so as to maximize the portion of the Initial Purchase Price that shall be payable in cash pursuant to
Section 2.3(b) hereof.
         (b)  The Initial Purchase Price to be delivered by Buyer to
Seller pursuant to Section 2.2(a) hereof shall consist of (i) an amount of cash, payable by wire transfer of immediately available funds, equal to the Initial Purchase Price minus $75.0 million, and
(ii) that number of Common Shares which, when multiplied by the Common
Share Price, equals $75.0 million; provided, however, that if the Gross Proceeds exceed $225.0 million, then the portion of the Initial
Purchase Price payable in cash shall be increased, and the portion thereof payable in Common Shares shall be decreased, by one Dollar for each additional Dollar by which the Gross Proceeds exceeds $225.0 million (with the result that if the Gross Proceeds equals or exceeds
$300 million, the entire Initial Purchase Price shall be paid in cash).  For purposes of determining the portion of the Initial
Purchase Price payable in Common Shares under this Section 2.3(b), in lieu of issuing any fractional shares the last fraction of a Common
Share will be rounded to the nearest whole share.
    (c) In the event any portion of the Initial Purchase Price is paid in Common Shares, and the underwriters for Parent's Equity
Offering thereafter exercise any over-allotment option related to such equity offering, then Seller shall participate in such over-allotment option as contemplated in the draft preliminary Short Form Prospectus.
    2.4  Final Statement of Working Capital; Settlement of Final
Purchase Price.
    (a) Within thirty (30) days after the Closing Date, C&L shall prepare and deliver to Buyer and PW a draft Final Statement of Working
Capital, which shall be prepared (i) except as required by the Special Accounting Principles, in accordance with GAAP applied on a basis consistent with the past practice of the Business, and (ii) in a manner consistent with the December Statement of Working Capital, together with C&L's draft special procedures report thereon.
    (b) If Buyer has no objections to the draft Final Statement of Working Capital, such draft shall be certified by C&L and, upon C&L's issuance of its special procedures report thereon, shall constitute the Final Statement of Working Capital. If Buyer has any objections to the draft Final Statement of Working Capital, it will deliver a detailed statement describing its objections to C&L and Seller within ten (10) days after receiving the draft Final Statement of Working
Capital. Buyer, Seller, C&L and PW will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within thirty (30) days after Seller and C&L have received the statement of objections, Buyer and Seller will select a nationally-recognized independent accounting firm mutually acceptable to them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally-recognized independent United States accounting firm by lot (after excluding C&L and PW).
    (c) C&L will revise the draft Final Statement of Working Capital as appropriate to reflect the resolution of Buyer's objections (as agreed upon by Buyer, Seller, C&L and PW or as determined by such selected accounting firm) and deliver it to Buyer and Seller within ten (10) days after the resolution of such objections. Such revised statement shall be accompanied by C&L's special procedures report thereon and shall constitute the Final Statement of Working Capital.
    (d) To the extent that the Final Statement of Working Capital, as certified by C&L, shows that Final Working Capital is less than Estimated Working Capital, Seller shall pay such difference to Buyer in immediately available funds within two (2) Business Days of C&L's delivery of such Final Statement of Working Capital. To the extent that the Final Statement of Working Capital, as certified by C&L, shows that the Final Working Capital is greater than Estimated Working
Capital, Buyer shall pay such excess to Seller in immediately available funds within two (2) Business Days of C&L's delivery of such Final Statement of Working Capital. All payments made pursuant to this Section 2.4(d) shall be accompanied by accrued interest thereon from the Closing Date at the prevailing prime rate as announced by Crestar Bank in Richmond, Virginia, from time to time.
         (e) If any unresolved objections are submitted to an accounting firm for resolution as provided above, Buyer and Seller will share equally the fees and expenses of such accounting firm.
         (f) C&L will make the work papers used in preparing the draft Final Statement of Working Capital and the Final Statement of
Working Capital available to Buyer and PW at reasonable times and upon reasonable notice at any time during the preparation by C&L of the draft Final Statement of Working Capital and the resolution of any objections with respect thereto.

                              ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLER
    Seller hereby represents and warrants to Buyer and Parent, with the understanding that these representations and warranties are being relied upon by Buyer and Parent, that:
    3.1  Organization of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.
    3.2 Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and of the Ancillary
Agreements to which Seller is a party, and of all of the other documents and instruments required hereby and thereby from Seller, are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller.  No approval of the shareholders of Seller is required in connection with the execution, delivery and performance by Seller of this Agreement and of the
Ancillary Agreements to which Seller is a party.  This Agreement is, and the Ancillary Agreements to which Seller is a party and other documents and instruments required hereby and thereby will be, when executed and delivered by the parties hereto or thereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.
    3.3  No Violation or Conflict by Seller.  The execution, delivery and performance of this Agreement and of the Ancillary Agreements to which Seller is a party by Seller, and the consummation of the transactions contemplated herein and therein, do not and will not (a)
conflict with or violate any Law binding on Seller or the Articles of Incorporation or Bylaws of Seller or (b) constitute a violation or breach of any contract or agreement to which Seller is a party or by which it is bound, the violation or breach of which could have a
Material Adverse Effect on Seller's ability to perform any of its obligations hereunder and thereunder.  No notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory Person is necessary or is required to be made or obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby; provided, however, that consummation of the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the requirements of the HSR
Act.
    3.4  Title to Membership Interest.  Seller owns good, valid and marketable title to, and is the sole record and beneficial owner of, the Membership Interest, free and clear of any and all Liens and, upon
(a) transfer of the Membership Interest to Buyer and substitution of
Buyer for Seller as the sole member of the Company at the Closing, and
(b) Buyer's payment of the Initial Purchase Price therefor, good and valid title to the Membership Interest, free and clear of all Liens, will pass to Buyer.
    3.5  Organization and Authority of Company.  The Company is a
limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia.  The Company has full power as a limited liability company to carry on its business as it is now being conducted and as it is to be conducted after giving effect to the Asset Transfers, and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties now are and after the Asset Transfers will be owned, operated or held.  The Company is duly qualified as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a
Material Adverse Effect, all of such jurisdictions being set forth on
Exhibit 3.5 attached hereto.
    3.6  Capitalization of the Company.  The Membership Interest
represents the sole membership interest in the Company, has been duly and validly created and is fully paid and non-assessable.  There are no options, warrants, agreements, commitments or other rights to subscribe for or purchase any membership interest in the Company or securities convertible into or exchangeable for, or which otherwise confer on a Person any right to acquire, any membership interest in the Company, nor is the Company or Seller committed to issue any such option, warrant or other right.
    3.7  Organization and Authority of the Subsidiaries; No Other
         Interests.   (a)    At the Effective Time of Closing, each
Subsidiary shall be a corporation or limited liability company duly incorporated or organized (as appropriate), validly existing and in good standing under the laws of the Commonwealth of Virginia. At the Effective Time of Closing, each Subsidiary shall have full corporate or limited liability company power to carry on its business as it is to be conducted after giving effect to the Asset Transfers, and to own, operate and hold under lease or otherwise its assets and properties as, and in the places where, such assets and properties after the Asset Transfers will be owned, operated or held. At the Effective Time of Closing, each Subsidiary shall be duly qualified as a foreign corporation or limited liability company to do business, and shall be in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, all of such jurisdictions being set forth on Exhibit 3.5 attached hereto.
        (b)   Except for the Company's ownership of the Subsidiary
Stock and the corporate Subsidiaries' ownership of the membership interest in the Subsidiaries that are limited liability companies, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock of or any interest in any Person, nor does the Company or any of the Subsidiaries have the right or obligation to acquire any interest in any Person.
        3.8   Capitalization of the Subsidiaries.  At the Effective
Time of Closing, the authorized equity capitalization of each Subsidiary that will be a corporation shall consist of 100 shares of common stock, without par value, all of which shares shall have been issued and shall be owned of record and beneficially by the Company free and clear of all Liens. At the Effective Time of Closing, the Subsidiary Stock shall represent all of the issued and outstanding capital stock of each such Subsidiary, shall have been duly and validly issued and shall be fully paid and non-assessable. At the Effective Time of Closing, there shall be no options, warrants, agreements, commitments or other rights to subscribe for or purchase any capital stock of or membership interest in any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on a Person any right to acquire, any capital stock or other securities of or membership interest in any Subsidiary, nor shall the Company or Seller be committed to issue any such option, warrant or other right.
        3.9   Consents and Approvals; No Violation or Conflict by
Company. The execution, delivery and performance of this Agreement and of the Ancillary Agreements to which Seller is a party by Seller, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with or violate any Law binding on the Company or the Subsidiaries, or the Governing Instruments of the Company or any Subsidiary. Except as set forth in Exhibit 3.9 attached hereto, the execution, delivery and performance of this Agreement and of the Ancillary Agreements to which Seller is a party by Seller, and the consummation of the transactions contemplated herein and therein, do not and will not constitute a violation or breach of any Contract to which any member of the Combined Group is a party or by which any of them is bound, or require the consent or approval of any party to any Contract or give any party to any Contract any right of termination, cancellation, acceleration or modification thereunder. Except as set forth in Exhibit 3.9 attached hereto, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory Person is necessary or is required to be made or obtained by any member of the Combined Group in connection with the consummation of the transactions contemplated in this Agreement and the Supply Agreements.
        3.10 Title to and Sufficiency of Assets. As of the date hereof the Company and the Affiliated Predecessors own, and as of the Effective Time of Closing the Company and the Subsidiaries shall own, good and marketable title to all assets and properties, real or personal, tangible or intangible, used in the Business in accordance with the prior practice thereof, free and clear of all Liens except the Permitted Liens, except for the Excluded Assets and those assets and properties leased or licensed pursuant to Contracts.
        3.11 Real Property. Exhibit 1.70 attached hereto is a true, complete and correct list of all of the real property owned, leased, used or occupied by any member of the Combined Group. With respect to each such parcel of Real Property, except as set forth on Exhibit 1.70 attached hereto:
        (a) there are no pending or, to the Knowledge of Seller, proposed or threatened condemnation proceedings, lawsuits or administrative actions relating thereto;
        (b) there are no leases, subleases, licenses, occupancy agreements, concessions or other agreements, written or oral, granting to any Person the right to use or occupy any portion thereof;
        (c) with respect to owned parcels of Real Property, as of the date hereof the Company and the Affiliated Predecessors hold, and as of the Effective Time of Closing the Company and/or the Subsidiaries shall hold, good and marketable title thereto in fee simple absolute, free and clear of any Liens except the Permitted
Liens;
        (d) to the Knowledge of Seller, no work has been performed on, or material supplied to, the Real Property within any applicable statutory period which could give rise to any mechanics' or materialmen's liens, other than work or materials that shall be paid for prior to the Effective Time of Closing or for which payment shall be accrued and reflected in the Final Statement of Working Capital;
        (e) with respect to owned parcels of Real Property, there are no outstanding accepted offers to buy, offers to sell, or options or rights of first refusal to purchase or sell any portion thereof or interest therein;
        (f) to the Knowledge of Seller, there are no Persons (other than members of the Combined Group) in possession of the parcel, other than tenants under leases or subleases disclosed in Exhibit 1.70 attached hereto, who are in possession of space to which they are entitled under such lease or sublease; and
        (g) there are no pending or, to the Knowledge of Seller, proposed or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any owned Real Property. To the Knowledge of Seller, the improvements on and the present uses of the owned Real Property are permitted, conforming structures and uses as a matter of right or are "grandfathered" or have non-conforming structure or use status or are subject to variances, special permits, licenses or other approvals which are in full force and effect. Seller has not received notice of and has no Knowledge of any plan, study or effort by any governmental or regulatory authority which would have a Material Adverse Effect on the present use or zoning of the owned Real Property.
        3.12 Bank Accounts. The Bank Accounts shall constitute all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by the Company and the Subsidiaries as of the Effective Time of Closing.
Exhibit 1.6 attached hereto is a true and complete listing of the Bank Accounts, and sets forth the name of each person with signature authority for each such account immediately prior to the Effective
Time of Closing.
        3.13 Condition of Equipment. The Equipment, taken as a whole, is in good operating condition and repair for equipment of like type and age, subject to ordinary wear and tear, and is substantially fit for the purposes for which it currently is being utilized.
        3.14  Customer List.  To the Knowledge of Seller, neither
Seller nor the Company nor any Affiliated Predecessor have received any notice, whether written or oral, indicating that any customers of the Business intend to cease doing business with the Business, or to alter the amount of business they have previously done or are presently doing with the Business (not including customers who cease doing business with the Business or alter the amount of business they have previously done or are presently doing with the Business because of actions taken by Parent or any of its Affiliates), except where such cessation or alteration would not have a Material Adverse Effect.
        3.15 Intangible Assets. As of the date hereof the Company and the Affiliated Predecessors own or hold under valid and subsisting leases or licenses, and as of the Effective Time of Closing, the Company and the Subsidiaries will own or hold under valid and subsisting leases or licenses, all of the Intangible Assets, except the Excluded Intangibles. All actions necessary to maintain the registered Intangible Assets owned by the Company or any Affiliated Predecessor have been taken. To the Knowledge of Seller, the use by the Combined Group of any of the Intangible Assets does not violate the proprietary rights of any Person. There are no claims, demands or proceedings pending or, to the Knowledge of Seller, threatened by any third party pertaining to or challenging the right to use any of the Intangible Assets in the Business, and there is no trademark, trade name, patent or copyright owned by a third party (other than Seller and its Affiliates) which the Company is using without a license to do so.
        3.16 Books and Records. The Books and Records are complete and correct in all material respects and have been maintained in accordance with sound business practices including, without limitation, the maintenance of an adequate system of internal controls. As of the Effective Time of Closing, all of the Books and Records will be in the possession of the Company and the Subsidiaries.
        3.17 Contracts. Exhibit 3.17 attached hereto is a true and complete list of all Contracts that constitute: (a) a lease of any real or personal property with (i) aggregate annual rental payments in excess of $100,000, or (ii) a remaining term in excess of one year and which is non-cancellable without penalty on notice of ninety (90) days or less; (b) an agreement to purchase or sell a capital asset for a price in excess of $100,000; or (c) any other Contract involving an amount in excess of $100,000. The Company and the Affiliated
Predecessors have performed each material term, covenant and condition of each of the Contracts which is to be performed by it or them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a breach or default by the Company, any Subsidiary or any Affiliated Predecessor or, to the Knowledge of Seller, any other
Person under any of the Contracts, and, to the Knowledge of Seller, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of the Contracts, the result of which would be a Material Adverse Effect. Except as set forth in Exhibit 3.17 attached hereto, the performance of the obligations of the Business under any of the Contracts has not, directly or indirectly, been guaranteed by Seller or any Affiliate of Seller.
        3.18 No Litigation. Except as listed in Exhibit 3.18 attached hereto, there is no litigation, arbitration proceeding or governmental or administrative investigation, complaint, charge, citation, enforcement action, claim or proceeding of any kind pending or, to the Knowledge of Seller, proposed or threatened, (a) against the Company or any Subsidiary, (b) relating to the Business or the assets or properties used in the conduct thereof or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby which, in the case of (a) or (b) hereof, is expected, in the reasonable judgment of Seller, to have, alone or in the aggregate, a Material Adverse Effect.
        3.19  Financial Statements.
              (a) The Company Financial Statements are true and correct in all material respects, present fairly the combined financial position and results of operations, divisional equity and cash flows of the Business as of the dates and for the periods presented, and were prepared in accordance with GAAP applied on a basis consistent with the past practice of the Business, subject to the Special Accounting Principles. As of December 31, 1996, and March
31, 1997, the Business was not subject to any liability or obligation of a nature that should be reflected or reserved against on a balance sheet prepared in accordance with GAAP, subject to the Special
Accounting Principles, that was not reflected on the balance sheet as of such date included in Exhibit 1.24 attached hereto (or disclosed in the notes thereto) as so required.
        (b) All of the trade receivables and other accounts receivable (the "Accounts Receivable") reflected in the Company
Financial Statements or to be reflected in the Final Statement of Working Capital arose (in the case of the former) or will have arisen
(in the case of the latter) from bona fide transactions in the ordinary course of business. The allowance for doubtful accounts reflected in the Company Financial Statements and to be reflected in the Final Statement of Working Capital was (in the case of the former) and will be (in the case of the latter) determined in accordance with GAAP applied on a basis consistent with the past practice of the Business, subject to the Special Accounting Principles. The accounts payable reflected in the Company Financial Statements and to be reflected in the Final Statement of Working Capital arose (in the case of the former) or will have arisen (in the case of the latter) from bona fide transactions in the ordinary course of business. All of the work-in-process, finished goods, materials and supplies inventories
(the "Inventory") reflected in the Company Financial Statements or to be reflected in the Final Statement of Working Capital were (in the case of the former) or will have been (in the case of the latter) acquired and held in the ordinary course of business. The Inventory value reflected in the Company Financial Statements and to be reflected in the Final Statement of Working Capital was (in the case of the former) and will be (in the case of the latter) determined in accordance with GAAP (including, without limitation, provisions of GAAP related to the write-down of Inventory that is not usable or saleable in the ordinary course of business) applied on a basis consistent with the past practice of the Business, subject to the Special Accounting Principles.
        3.20 Taxes. Except as set forth on Exhibit 3.20 attached hereto:
              (a) each of the Company and the Subsidiaries has timely filed (timely being understood to include all properly granted extensions) all material returns and reports required to be filed by it with respect to all federal, state, local and foreign income, payroll, employment, unemployment, withholding, excise, sales, personal property, use, business and occupation, franchise, occupancy, real estate, property transfer or other taxes (all of the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively referred to as "Taxes"). Each of the Company and the Subsidiaries has paid all Taxes which are shown to have become due and payable pursuant to such returns and has paid all other Taxes for which it has received a notice of assessment or demand for payment. All such returns or reports are true, correct and complete in all respects, except to the extent not being so would not have, alone or in the aggregate, a Material Adverse Effect. Each of the Company and the Subsidiaries has withheld or collected and paid over to the appropriate Person or is properly holding for such payment all Taxes required by Law to be withheld or collected, except to the extent not doing so would not have, alone or in the aggregate, a Material Adverse Effect. There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary other than Liens for Taxes not due and those which are being contested in good faith by appropriate proceedings as described in Exhibit 3.20 attached hereto. There is no due and payable liability for any Tax of any Affiliated Predecessor for which any Subsidiary is liable.
              (b) The federal income tax returns of the Company and the Affiliated Predecessors have been examined by the IRS or closed by applicable statutes for all years through December 31, 1993. Any deficiencies asserted as a result of such examinations have been paid or finally settled. Income tax returns for the years ended December
31, 1994 through the date hereof remain subject to examination. Any additional income finally determined as a result of a federal income tax examination has been reported, to the extent required, to the appropriate state taxing authorities on amended state income tax returns and any additional taxes due the state taxing authorities thereon have been paid. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return for any period with respect to the Company or any Subsidiary or Affiliated Predecessor. To the Knowledge of Seller, there is no pending or proposed examination, claim, litigation or other proceeding with respect to Taxes of the Company, any Subsidiary or, to the extent a Subsidiary would be liable therefor, any Affiliated Predecessor.
        (c) The total proceeds from sales of assets by the Company outside the ordinary course of business (excluding any sale of assets located outside Virginia and any transaction contemplated by this Agreement) during the 12 months immediately prior to the date hereof do not exceed $500,000.
        3.21  Employee Benefit Plans.
              (a) Exhibit 3.21 attached hereto sets forth a true, complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other employee benefit arrangements or payroll practices, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option, hospitalization or other medical, life, disability or other welfare, pension, profit-sharing or retirement program (the "Employee Benefit
Plans") covering present and former employees of the Combined Group
(the "Business Employees").  Exhibit 3.21 attached hereto identifies
(i) each "pension plan" (as defined in Section 3(2) of ERISA) (the
"Pension Plans"), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"), and (ii) each "welfare plan" (as defined in Section 3(1) of ERISA)
(the "Welfare Plans"), maintained for the benefit of Business
Employees or to which Seller, the Company or any ERISA Affiliate contributes on behalf of Business Employees. Neither Seller, the Company nor any ERISA Affiliate provides benefits under any Employee
Benefit Plan for leased employees (as defined in Section 414(n) of the Code) of the Combined Group. True, complete and correct copies of the following documents, with respect to each of the Employee Benefit
Plans, have been made available or delivered to Buyer by Seller: (i) any plans and related trust documents, and all amendments thereto;
(ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent IRS determination letter(s); and (iv) the most recent summary plan descriptions. To the Knowledge of Seller, each Employee
Benefit Plan is enforceable in accordance with its terms.
              (b) Each Qualified Plan complies in all material respects with applicable Law, and the IRS has issued favorable determination letters to the effect that the forms of Qualified Plans
(or predecessor plans) satisfy the requirements of Section 401(a) and related Sections of the Code. There are no facts or circumstances that would jeopardize or adversely affect the qualification under Code
Section 401(a) of any Qualified Plan or otherwise have a material adverse effect on the qualified status of any Qualified Plan. Each
Qualified Plan has been amended to incorporate all changes in eligibility, benefits, vesting and distribution options as in effect as of the Closing Date.
              (c) As of the Effective Time of Closing, full payment of all contributions will be made or accrued on the Final Statement of Working Capital with respect to each Employee Benefit Plan (including all employer contributions and employee salary reduction contributions) that are either required under the terms thereof or under ERISA or the Code. No "accumulated funding deficiency" (as defined in ERISA Section 302 or Code Section 412), whether or not waived, exists with respect to any Pension Plan and all required contributions for plan years ending on or before December 31, 1996, that are required to be made before the Closing Date have been or will be made prior to the Closing Date. None of Seller, the Company, any ERISA Affiliate or any organization to which Seller is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA. Except as set forth in Exhibit 3.21 attached hereto, no Pension Plan has incurred a "reportable event" as such term is defined in Section 4043 of ERISA, other than a "reportable event" which was not required to be reported.
        (d) Each Employee Benefit Plan has been administered in accordance with its terms, except where any noncompliance would not have, alone or in the aggregate, a Material Adverse Effect. In addition, each Employee Benefit Plan complies, and has been administered in accordance with, any applicable provisions of ERISA and the rulings and regulations promulgated thereunder (including the continuation coverage requirements of group health plans under COBRA), and all other applicable Laws, except where any noncompliance would not have, alone or in the aggregate, a Material Adverse Effect.
Seller, the Company and any ERISA Affiliate have filed all reports, returns and other documentation and paid all premiums and taxes associated therewith that are required to have been filed with respect to each Employee Benefit Plan with the IRS, the Department of Labor, the PBGC or any other governmental agency (federal, state or local) and such have been filed on a timely basis, except in each instance in which the failure to file such reports, returns and other documents would not have, alone or in the aggregate, a Material Adverse Effect.
No lawsuits, complaints, investigations or proceedings to or by any Person or governmental authority have been filed or, to the Knowledge of Seller, are proposed or threatened, with respect to any Employee
Benefit Plan, except where such lawsuits, complaints, investigations or proceedings would not have, alone or in the aggregate, a Material
Adverse Effect.
        (d) None of Seller, the Company or any ERISA Affiliate is or has ever been a party to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) with respect to the Combined Group and neither Seller, the Company nor any ERISA Affiliate has received a notice of, or incurred, any withdrawal liability with respect to a "multiemployer plan" that has not been satisfied.
        (e) Seller, the Company and the Subsidiaries have not incurred any material liability with respect to any Welfare Plan or for "welfare benefits" (as defined in Code Section 419) that was not fully reflected in the balance sheets included in the Company
Financial Statements or that will not be reflected in the Final
Statement of Working Capital. Except as set forth in Exhibit 3.21 attached hereto or as required under COBRA or the terms of any Pension
Plan, the Combined Group is not obligated to provide or to pay any benefits to former employees, or to their dependents or beneficiaries, solely as a result of the consummation of the transactions contemplated in this Agreement (including, without limitation, the Asset Transfers).
              (f) Except as set forth in Exhibit 3.21 attached hereto, at the Effective Time of Closing there will be no bonuses, profit sharing, incentives, commissions or other compensation of any kind, including severance benefits, or accrued vacation time or pay, due to any Business Employees which have not been fully paid, or accrued in the Company Financial Statements prior to such date or reflected in the Final Statement of Working Capital. Except as set forth on Exhibit 3.21 attached hereto, no severance pay obligation under any Employee Benefit Plan, Contract or at Law, with respect to Business Employees, will be triggered solely by the execution, delivery and performance of this Agreement and the Ancillary
Agreements and the consummation of the transactions contemplated herein and therein. Neither the Company, any Subsidiary, Parent nor the Buyer, solely as a result of the purchase of the Membership
Interest or the Subsidiary Stock by Buyer and/or Parent, shall be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" (as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future).
              (g)  Seller has provided to Buyer a complete
description of all material employment policies which have applied to Business Employees in the past twenty-four (24) months or which have been communicated to such Business Employees in the past twenty-four
(24) months. Except as set forth in Exhibit 3.21 attached hereto, the Combined Group is not a party to any employment contract covering any Business Employee.
        3.22  Labor Matters.
              (a) Except as set forth in Exhibit 3.22 attached hereto, no member of the Combined Group is a party to any labor or collective bargaining agreement with any labor union or organization pertaining to employees of the Business and, except as set forth in the collective bargaining agreements listed in Exhibit 3.22 attached hereto, no labor union or organization is recognized as the collective bargaining representative of employees of the Business. To the Knowledge of Seller, (i) no labor organization has made a pending demand to any member of the Combined Group for recognition as the bargaining representative of any employees of the Business, (ii) there are no representation petitions pending before the National Labor
Relations Board with respect to employees of the Business and (iii) no union organizing activities are in progress with respect to employees of the Business. True, complete and correct copies of all collective bargaining agreements pertaining to employees of the Business, including any amendments or material side letters thereto, have been delivered to Buyer by Seller.
              (b) Except as set forth in Exhibit 3.22 attached hereto: (i) there are no pending or, to Seller's Knowledge, proposed or threatened strikes or lockouts involving employees of the Business;
(ii) there is no strike, formal dispute, formal grievance, arbitration proceeding, general slowdown, work to rule or work stoppage, or charge of unfair labor practice pending before a court, regulatory body or arbitration tribunal or, to Seller's Knowledge, proposed or threatened against or affecting the Business; and (iii) there are no charges or complaints of discrimination pending or, to Seller's Knowledge, proposed or threatened against the Business before the United States
Equal Employment Opportunity Commission or any other federal, state, local or foreign agency, board or tribunal.
              (c) With respect to the Business, there has been no "mass layoff" or "plant closing," as defined by WARN, within six (6) months prior to the Closing Date.
              (d) The Final Statement of Working Capital will include an accrual for workers' compensation claims as of the Effective Time of Closing in accordance with GAAP, subject to the Special Accounting Principles.
        3.23 Compliance with Law. To the Knowledge of Seller, the conduct of the Business and the use by the Combined Group of the assets owned or used by the Business does not violate or conflict with any Law, which violation or conflict would have, alone or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, all
Permits required by the Combined Group to conduct the Business have been obtained, are in full force and effect and are being complied with in all material respects, except where such absence or noncompliance would not have, alone or in the aggregate, a Material
Adverse Effect. Except as set forth in Exhibit 1.66 attached hereto, consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, with respect to any Permit, require the consent or approval of, or any filing with, any governmental, regulatory or self-regulatory Person, and all such Permits will continue in full force and effect immediately thereafter in accordance with their terms. To Seller's Knowledge there is no fact or event which will prevent the renewal of any of the Permits under existing
Law or which, with the passage of time or the giving of notice or both, assuming operation of the Business substantially in accordance with past practices, will constitute a violation of the terms of any of the Permits or of any applications or agreements made in connection therewith. No action or proceeding is pending or, to Seller's
Knowledge, proposed or threatened which is reasonably expected to result in the revocation, cancellation or suspension of any of the Permits, or in the modification or limitation of any of the Permits in any material respect.
        3.24  Environmental Matters.
        (a)  Certain Definitions.  For purposes of this Section 3.24:
              (i) "Environment" means any environmental medium including, without limitation, land (surface and subsurface), surface waters, ground waters, wetlands, stream sediments, air and similar environmental media and includes the interiors of buildings, buildings and construction materials.
              (ii) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, investigations, proceedings or written notices by any Governmental Authority or other Person alleging noncompliance or violation prior to or as of the Effective Time of Closing of any Environmental Laws by the Company, any Subsidiary or, to the extent such allegations relate to the Business or the Real
Property, any Affiliated Predecessor (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties).
              (iii)     "Environmental Laws" means all applicable
Laws (excluding common law) relating to pollution, the Environment or protection of human health as it relates to the Environment as such Laws were in effect and judicially interpreted prior to, or are in effect and judicially interpreted at, the Effective Time of Closing including, without limitation, Laws relating to Releases of Hazardous Materials.
              (iv) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos in any form that is friable or that is likely to become friable under normal wear and tear, urea formaldehyde foam insulation, any form of natural gas, explosives and polychlorinated biphenyls ("PCBs"); and (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous substances", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "pollutants", "contaminants", or words of similar import under any Environmental Law.
              (v) "Governmental Authority" shall mean any federal, state, local, municipal or other governmental Person, or any court, in each case having jurisdiction over the applicable matter.
              (vi) "Release" shall have the same meaning given in any Environmental Law.
        (b)   Except as disclosed in Exhibit 3.24 attached hereto
(the "Known Environmental Matters"):
              (i) The Company, the Subsidiaries and their respective Affiliated Predecessors (to the extent related to the Business or the Real Property) and the facilities and operations of the Business do not as of the date hereof and on the Closing Date will not violate, and to the Knowledge of Seller have not in the past violated, any applicable Environmental Law, and neither Seller, the Company, the Subsidiaries nor the Affiliated Predecessors have received any written communication from any Governmental Authority or other Person to the effect that the Business or the Real Property is in violation of any applicable Environmental Law, except where any such violation could not reasonably be expected to result, alone or in the aggregate, in a Material Adverse Effect.
              (ii) There is no Environmental Claim arising out of a violation of an applicable Environmental Law pending or, to the Knowledge of Seller, proposed or threatened (A) against the Company, the Subsidiaries or (to the extent such claim relates to the Business or the Real Property) the Affiliated Predecessors, (B) against any Person whose liability for any such Environmental Claim has been retained or assumed by the Company, the Subsidiaries or (to the extent such liability relates to the Business or the Real Property) the Affiliated Predecessors, either contractually or by operation of Law, or (C) against any real or personal property or operations which the Business leases, occupies or operates, in whole or in part, which Environmental Claim, in any such case could reasonably be expected to have, alone or in the aggregate, a Material Adverse Effect.
              (iii)     The Company, the Subsidiaries and the
Affiliated Predecessors have obtained all permits, licenses, variances, approvals and authorizations required under the Environmental Laws (collectively, the "Environmental Permits") for the construction of their facilities and the operation of the Business and all such Environmental Permits are effective and the Business is in compliance with all terms and conditions of such Environmental
Permits, except where such absence of or noncompliance with an Environmental Permit would not have, alone or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, such
Environmental Permits are transferrable.
              (iv) To Seller's Knowledge, at the Effective Time of
Closing there will be no fact or event which, with the passage of time or the giving of notice or both, will prevent the renewal of any of the Environmental Permits under existing Environmental Law or which, assuming operation of the Business is substantially in accordance with past practices, will constitute a violation of any Environmental Law or the terms of any of the Permits or of any applications or agreements made in connection therewith.
              (v) Neither Seller, the Company, the Subsidiaries, nor, to Seller's Knowledge, any owner or prior owner of premises leased or operated by the Business, has filed any notice with any Governmental Authority with respect to such premises under any Environmental Law indicating past or present treatment, storage or disposal of Hazardous Materials, as regulated under 40 C.F.R. Parts
264-267 or any state, local or foreign equivalent.
              (vi) None of the properties owned, leased or operated by the Company, the Subsidiaries or, to the extent they relate to the Business, the Affiliated Predecessors are now, or were in the past, listed on the National Priorities List of Superfund Sites (the "NPL"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any other comparable state or local environmental database (excluding easements that transgress such Superfund or CERCLIS sites).
              (vii) To the Knowledge of Seller, the consummation of the transactions contemplated under this Agreement and the Ancillary Agreements (including, without limitation, the Asset
Transfers) will not require any governmental approvals, authorizations, consents or filings (other than Permit transfers) under the Environmental Laws (including, without limitation, those that are triggered by sales or transfers of businesses or real property).
              (viii)    To the Knowledge of Seller, there is no
offsite source of groundwater contamination and there has been no offsite Release of Hazardous Material that is migrating onto the Real
Property or other premises leased or occupied by the Business which in any case would have, alone or in the aggregate, a Material Adverse
Effect.
              (ix)      There has been no Release of any Hazardous
Material in violation of any applicable Environmental Law that would form the basis of any Environmental Claim (A) against the Company or the Subsidiaries, or (B) against any Person whose liability for any such Environmental Claim the Company or the Subsidiaries have or may have retained or assumed either contractually or by operation of Law, which in any such case would have, alone or in the aggregate, a Material Adverse Effect.
        (c) Notwithstanding any provision of this Agreement to the contrary, this Section 3.24 shall constitute the sole representations and warranties of Seller related to environmental matters.
        3.25 Insurance. Exhibit 3.25 attached hereto lists all policies of fire, liability, workers' compensation and other forms of insurance coverage to or for the benefit of the Business. All of such insurance coverage shall remain in full force until the Effective Time of Closing but, except as set forth in Exhibit 3.25 attached hereto, shall terminate as of such time. Except as set forth in Exhibit 3.25 attached hereto, the Seller, the Affiliated Predecessors and the Company (i) have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) have not received notice of cancellation or non-renewal of any such policy or binder and (iii) are not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder. Except as set forth in Exhibit 3.25 attached hereto, there are no outstanding claims under any such policy which have gone unpaid for more than ninety (90) days, or as to which the insurer has disclaimed liability.
        3.26 Related Party Transactions. Neither the Seller nor any of its Affiliates (i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company or any organization which has a material contract or arrangement with the Business, or (ii) has any contract or agreement with the Business other than as disclosed in Exhibit 3.26 attached hereto, and all such agreements are, except as noted on such Exhibit, on arms-length terms.
        3.27 No Adverse Change. Except as set forth in Exhibit 3.27 attached hereto and except for the Asset Transfers, since December 31, 1996, the Company and the Affiliated Predecessors have carried on the Business only in the ordinary course and substantially in the same manner as heretofore carried on by them and there has not been (a) any change or development involving a prospective change with respect to the Business constituting a Material Adverse Effect; (b) any loss, damage, condemnation or destruction to the assets or properties of the Business constituting a Material Adverse Effect; (c) any borrowings by the Company, other than trade payables arising in the ordinary course of business; (d) any Lien made on any of the assets or properties of the Company, except for Permitted Liens; (e) any increase in the compensation or bonus, incentive compensation, profit sharing, retirement, insurance, medical reimbursement or other employee benefit plan or arrangement payable or owed or to become payable or owed to any Business Employee, other than increases made on the basis of historical practice of the Seller and in the ordinary course of business, compensation increases attendant to promotions and falling within the normal range for the new position and scheduled increases under existing pay progression practices; (f) any release or waiver of any material right or claim of the Business with respect to any Contract, the Real Property, the Permits or the Intangible Assets; (g) any material change by the Seller in respect of the Business in accounting principles or methods; or (h) any sale, transfer or other disposition of assets or properties of the Business other than the ordinary course of business.
        3.28 Orders, Commitments and Returns. Except as set forth in Exhibit 3.28 attached hereto, all accepted and unfulfilled orders for the sale of products and the performance of services by the Business and all outstanding contracts or commitments for the purchase of supplies, materials and services used or to be used in the Business were made in bona fide transactions in the ordinary course of business
(none of which contracts or commitments are in excess of normal requirements, in accordance with the past practice of the Business, or are at prices which are materially in excess of current market prices). Except as set forth in Exhibit 3.28 attached hereto, there are no products in the hands of customers, retailers or distributors under an understanding that such products would be returnable to the Business.
        3.29 No Broker. The Company is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the conveyance of the Membership Interest to Buyer.
Seller has retained no broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement and the Ancillary Agreements except Goldman Sachs & Co.
("Goldman"), and Seller will pay all fees due to Goldman in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
        3.30 Short Form Prospectus. None of the information provided by Seller to Parent in writing specifically for inclusion in the Short Form Prospectus (preliminary and final) will, as of the date thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                              ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
        Parent and Buyer hereby jointly and severally represent and warrant to Seller, with the understanding that these representations and warranties shall be relied upon by Seller, that:
        4.1 Organization and Authority of Buyer and Parent. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Parent is a corporation duly incorporated, validly existing and in good standing under the Canada Business Corporations Act, and has full corporate power to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Each of Buyer and Parent has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties now are owned, operated or held. Each of Buyer and Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.
        4.2 Authorization; Enforceability. The execution, delivery and performance by Buyer and Parent of this Agreement and of the Ancillary Agreements to which they are parties, and of all of the documents and instruments required hereby and thereby from Buyer and Parent, are within the corporate power of Buyer and Parent and have been duly authorized by all necessary corporate action of Buyer and Parent. This Agreement is, and the Ancillary Agreements to which Buyer and Parent are parties and the other documents and instruments required hereby and thereby will be, when executed and delivered by the parties hereto, the valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms.
        4.3 Consents and Approvals; No Violation or Conflict by Buyer and Parent. The execution, delivery and performance of this Agreement and of the Ancillary Agreements to which Buyer and Parent are parties by Buyer and Parent, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with or violate any Law, judgment, order or decree binding on Buyer or Parent or the Articles of Incorporation or Bylaws of Buyer or Parent. Except as set forth in Exhibit 4.3 attached hereto, the execution, delivery and performance of this Agreement and of the Ancillary Agreements to which Buyer and Parent are parties by Buyer and Parent, and the consummation of the transactions contemplated herein and therein, do not and will not constitute a violation or breach of any contract or agreement to which Buyer or Parent or any of their respective subsidiaries is a party or by which they or any of them is bound, or require the consent or approval of any party to any such contract or agreement or give any party to any such contract or agreement any right of termination, cancellation, acceleration or modification thereunder, except for such violations, breaches, failure to obtain consents or approvals, or terminations, cancellations, accelerations or modifications which would not, alone or in the aggregate, have a Material Adverse Effect. Except as set forth in
Exhibit 4.3 attached hereto, no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory Person is necessary or is required to be made or obtained by Buyer or Parent in connection with the execution and delivery of this Agreement by Buyer and Parent or the consummation by Buyer and Parent of the transactions contemplated hereby; provided, however, that the consummation of the transactions contemplated by this Agreement is subject to the requirements of the HSR Act and of applicable Canadian securities Laws.
        4.4 Title to Common Shares. Parent has the right to give good, valid and marketable title to any Common Shares to be issued to Seller as part of the Initial Purchase Price, free and clear of any and all Liens and, upon delivery of such Common Shares to Seller at the Closing, good and valid title to such Common Shares, free and clear of all Liens (but subject to the terms of the Stand-Still Agreement and any applicable holding periods and control block restrictions, if any, under Canadian securities Laws), will pass to Seller.
        4.5 Capitalization. The authorized equity capitalization of Parent consists of an unlimited number of Common Shares and an unlimited number of Class "A" Preferred Shares, issuable in series, of which 13,319,434 Common Shares were issued and outstanding as of March 31, 1997. Since March 31, 1997, there has been no material change in the number of Common Shares outstanding. Except as set forth on
Exhibit 4.5 attached hereto, there are no options, warrants or other rights to subscribe for or purchase any capital stock of Parent or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of Parent, nor is Parent committed to issue any such option, warrant or other right. All of the outstanding Common Shares are, and any Common Shares to be issued to Seller as part of the Initial Purchase Price will be upon their issuance in accordance herewith, duly and validly issued, fully paid and non-assessable shares of capital stock of Parent and, subject to the terms of the Stand-Still Agreement and the expiration of any applicable holding periods and control block restrictions, if any, under Canadian securities Laws, shall be freely tradeable on any of the stock exchanges on which the Common Shares are listed and posted for trading, subject to compliance with applicable Laws.
        4.6 No Litigation. Except as set forth on Exhibit 4.6 attached hereto, there is no litigation, arbitration proceeding or governmental or administrative investigation, complaint, charge, citation, enforcement action, claim or proceeding of any kind pending or, to the Knowledge of Buyer and/or Parent, proposed or threatened,
(a) against Buyer and/or Parent, (b) relating to the business, assets or properties of Buyer and/or Parent or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby which, in the case of (a) or (b) hereof, is expected, in the reasonable judgment of Buyer and Parent, to have, alone or in the aggregate, a Material Adverse Effect.
        4.7 Financial Statements. Parent's audited balance sheets as of December 31, 1995 and 1996, and unaudited balance sheets as of March 31, 1996 and 1997, including the notes thereto, copies of which are included in Exhibit 4.7 attached hereto, are true and correct in all material respects, present fairly the financial position of Parent as of the dates thereof, and were prepared, except as set forth in
Exhibit 4.7 attached hereto, in accordance with Canadian generally accepted accounting principles applied on a basis consistent with Parent's past practice. Parent's audited statements of income and cash flows for each of the three years in the period ended December 31, 1996, and unaudited statements of income and cash flows for the fiscal quarters ended March 31, 1996 and 1997, which are included in
Exhibit 4.7 attached hereto, are true and correct in all material respects, present fairly Parent's results of operations and cash flows for such periods, and were prepared, except as set forth in Exhibit
4.7 attached hereto, in accordance with Canadian generally accepted accounting principles applied on a basis consistent with Parent's past practice. As of December 31, 1996, and March 31, 1997, Parent was not subject to any liability or obligation of a nature that should be reflected or reserved against on a balance sheet prepared in accordance with Canadian generally accepted accounting principles that was not reflected on the balance sheet as of such date included in
Exhibit 4.7 attached hereto (or disclosed in the notes thereto) as so required.
        4.8 No Adverse Change. Except as set forth in Exhibit 4.8 attached hereto, since December 31, 1996, Parent has carried on its business only in the ordinary course and substantially in the same manner as heretofore carried on and there has not been: (a) any change or development involving a prospective change in the business, financial position or results of operations of Parent constituting a Material Adverse Effect; (b) any loss, damage, condemnation or destruction to the properties of Parent constituting a Material Adverse Effect; (c) to the Knowledge of Parent, any labor dispute or disturbance of a character that could reasonably be expected to result in a Material Adverse Effect; (d) any borrowings by Parent, other than those arising in the ordinary course of business under credit facilities in effect or available to Parent as of the date hereof, and borrowings incurred in connection with Parent's obligations hereunder; or (e) any sale, transfer or other disposition of assets of Parent other than to a subsidiary of the Parent or other than in the ordinary course of business and involving only assets that were either (i) inventory held for sale, or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Parent or any of its subsidiaries or that were obsolete.
        4.9 Compliance with Law. To the Knowledge of Buyer and Parent, the conduct of Buyer's and Parent's business and their use of their assets does not violate or conflict with any Law, which violation or conflict would have, alone or in the aggregate, a Material Adverse Effect. To the Knowledge of Buyer and Parent, all permits, licenses and governmental authorizations, registrations and approvals required by Buyer and Parent to conduct their business have been obtained, are in full force and effect and are being complied with in all material respects, except where such absence or noncompliance would not have, alone or in the aggregate, a Material Adverse Effect.
        4.10 No Broker. Buyer has retained no broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement and the Ancillary Agreements except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), and Buyer or Parent will pay all fees due to DLJ in connection with the transactions contemplated by this Agreement.
        4.11 Purchase for Investment. Buyer acknowledges that the offer and sale of the Membership Interest contemplated herein has not been registered under the Securities Act of 1933, as amended, or under any state securities Laws. Buyer represents that it is purchasing the Membership Interest for investment and not with a view for the distribution thereof except in accordance with applicable securities Laws.
        4.12 Committed Debt Financing. Parent is a party to that certain Commitment Letter, dated as of April 30, 1997, between Parent, DLJ and DLJ Capital Funding, Inc. (the "Commitment Letter"), a true and complete copy of which has been delivered by Parent to Seller. Buyer shall have, on the Closing Date, the ability to borrow no less than $225.0 million pursuant to the Commitment Letter to apply (as required) towards payment of the Initial Purchase Price.
        4.13 Short Form Prospectus. The preliminary and final Short Form Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Buyer or Parent with respect to information that is supplied by Seller to Parent in writing specifically for inclusion in the Short Form Prospectus. The Short Form Prospectus will comply as to form in all material respects with the provisions of National Policy No. 47 of the Canadian Securities Administrators, Section 18 of the Securities Act (Quebec) and all other applicable Canadian securities Laws.

                               ARTICLE V
                  CERTAIN MATTERS PENDING THE CLOSING
        Seller, Buyer and Parent covenant and agree that from and
after the date of this Agreement and until the Closing Date:
        5.1   Carry on in Regular Course.  Except for the Asset
Transfers, Seller shall cause the Company and the Affiliated
Predecessors to carry on the Business, including transactions with their Affiliates, in the ordinary course and substantially in conformity with past practices in the same manner as heretofore carried on and to use their reasonable best efforts to preserve the assets, properties, business and relationships with suppliers and customers of the Business, and the services of the present officers, employees, agents, representatives and others having business relations with the Business. The Combined Group shall not make any commitment for any capital expenditures relating to the Business in excess of $25,000, not including maintenance in the ordinary course.
Seller will advise Buyer and Parent promptly in writing of any change in the Company's business, financial position or results of operations having a Material Adverse Effect.
        5.2   Indebtedness.  Seller shall not permit the Company to
(a) create, incur, assume or become liable for any Indebtedness for
Borrowed Money except for any Indebtedness for Borrowed Money which shall be fully repaid by the Company prior to the Closing Date, (b) mortgage, pledge or otherwise encumber or allow any Lien to be placed upon the Membership Interest and/or the Subsidiary Stock or any assets or properties of the Business, except for Permitted Liens or (c)
create, incur or assume any other indebtedness except accounts payable and other current liabilities incurred in the ordinary course of business.
        5.3   Issuance of Membership Interests or Subsidiary Stock;
Fundamental Changes.   Seller shall not permit the Company or, except
as contemplated by this Agreement, any Subsidiary to (a) issue any membership interest or capital stock of any class or grant any warrants, options, agreements, commitments or rights to subscribe for any membership interest or capital stock of any class or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any membership interest or capital stock of any class, or (b) amend its Governing Instruments or to merge or consolidate with or into any other entity.
        5.4 Compensation. Without the prior written consent of Parent or as otherwise expressly contemplated in this Agreement, Seller shall not permit any member of the Combined Group to (i) grant any increases, except for increases in the ordinary course of business, in the rate of pay of any employees of the Business, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Membership Interest or the Subsidiary Stock, or redeem, repurchase or otherwise acquire any equity securities issued by the Company or any Subsidiary, other than in the ordinary course of business, (iii) revalue any assets of the Business, other than in the ordinary course,
(iv) establish or increase any bonus, incentive compensation, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of restricted stock awards), stock purchase, insurance, medical reimbursement or other employee benefit plan or arrangement, or otherwise increase the compensation payable or to become payable to any officers or key employees of the Business, except in the ordinary course of business consistent with past practice, (v) enter into any employment or severance agreement with any Business Employees or establish, adopt or enter into any collective bargaining agreement with respect to any Business Employees or (vi) enter into any Contracts other than purchases from suppliers and sales to customers in the ordinary course, and other than renewals of existing Contracts for a term not to exceed sixty (60) days; except, in the case of any of the foregoing, as required by Law, or in accordance with the terms of any existing Employee Benefit Plan or as otherwise expressly permitted by this Agreement.
        5.5 Compliance with Law. Seller shall cause the Company and the Subsidiaries to comply with all applicable Laws, non-compliance with which could have, alone or in the aggregate, a Material Adverse Effect, and with all orders of any court or of any federal, state, municipal or other governmental Person binding upon the Company or the Subsidiaries (except for any such orders which are being contested by the Company or the Subsidiaries in good faith by appropriate proceedings).
        5.6   Access.  At Buyer's and Parent's expense, Buyer and
Parent and their authorized agents, officers and representatives shall have reasonable access to the officers, assets, properties, Books and Records, Contracts and other documents of the Combined Group, to the extent related to the Business, to conduct such examinations and investigations of the Business as Buyer and Parent deem necessary;
provided, however, that such examinations and investigations: (a) shall be conducted only in the presence of a designated representative of Seller; (b) shall be conducted during the Company's or the applicable Subsidiary's normal business hours; and (c) shall not unreasonably interfere with the Company's or the applicable
Subsidiary's operations and activities. Seller shall cause the Combined Group and their respective officers, employees, counsel, independent auditors and financial advisors to cooperate in all reasonable respects with Buyer's and Parent's examinations and investigations.
        5.7 Cooperation. Buyer, Parent and Seller will cooperate in all respects in connection with the giving of any notices to any governmental or regulatory Person or securing the permission, approval, determination, consent or waiver of any governmental or regulatory Person required by Law in connection with the transactions contemplated herein including, without limitation, the filing of premerger notification and report forms under the HSR Act.
        5.8 Publicity. The parties hereto expect to make public announcements of the transactions contemplated herein as soon as practicable after the execution hereof pursuant to press releases in the forms previously agreed upon by Buyer, Parent and Seller.
Thereafter and until the Closing, all general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer, Parent and Seller; provided, however, that either
Seller, Parent or Buyer shall be entitled to make a public announcement relating to the transactions contemplated herein if, in the opinion of its legal counsel, such announcement is required to comply with Law or applicable stock exchange rules and regulations (in which case the disclosing party shall use its best efforts to provide the other parties with as much advance notice as possible with respect to the reasons for and text of such announcement).
        5.9 Confidentiality. Notwithstanding any other provision of this Agreement to the contrary, Buyer and Parent agree that, unless and until the transactions contemplated herein are consummated, (a)
Buyer shall remain subject to all of the terms and conditions of the Confidentiality Agreement, dated October 14, 1996, between Goldman, as representative of Seller, and Buyer, the terms of which Confidentiality Agreement are incorporated herein by reference, and
(b) Seller shall remain subject to all of the terms and conditions of its Confidentiality Letter, dated April 11, 1997, to Parent, the terms of which letter are incorporated herein by reference. At the Closing, such Confidentiality Agreement and Confidentiality Letter shall terminate, and the parties shall be subject to the nondisclosure obligations set forth in Section 9.3 hereof and in the Ancillary
Agreements.
        5.10 Exclusivity. Seller will not, and will not permit the Company or any of their respective Affiliates, officers, directors, investment bankers or other representatives to, solicit or initiate the submission of, or respond to or negotiate with respect to, any proposal or offer from any Person relating to any (a) merger or consolidation involving the Company, (b) acquisition or purchase of securities, assets or properties relating to the Business, other than purchases from suppliers and sales to customers in the ordinary course of business consistent with past practices or (c) similar transaction or business combination involving the Company and/or the Business;
provided, however, that during the period from the date hereof until the execution by Parent of the underwriting agreement for Parent's
Equity Offering, Seller and its Affiliates shall have the right to respond to and negotiate with respect to any unsolicited proposal relating to any such transaction, subject to the termination, liquidated damages and expense reimbursement provisions of Sections
9.1 and 9.2 hereof. Seller shall promptly notify Buyer and Parent if any Person makes any proposal or offer with respect to any of the foregoing, including the delivery of a true and complete summary of the material terms thereof, unless precluded from doing so by the conditions of such proposal or offer (it being understood that Buyer and Parent shall in any event be entitled to a period of two (2)
Business Days to respond to any such proposal or offer pursuant to
Section 9.1 hereof).
        5.11 Phase II Investigation. Buyer shall have the right to conduct certain "Phase II" sampling and analysis of air emissions, storm water effluent, soil and groundwater of the operations of the Business (the "Phase II Investigation"), which Phase II Investigation shall be (a) conducted within the scope described in Exhibit 5.11 attached hereto (which scope shall not be exceeded except with Seller's written consent, not to be unreasonably withheld), and (b) completed at least five (5) Business Days prior to the Closing Date.
Buyer shall provide Seller with (i) copies of all raw data gathered in the course of the Phase II Investigation, (ii) an oral report with respect to the results of the Phase II Investigation from time-to-time as they become available and (iii) a copy of the draft and final written report of the Phase II Investigation as soon as they become available. Matters discovered in the course of the Phase II
Investigation that would constitute breaches of the representations and warranties set forth in Section 3.24 hereof shall be added to the schedule of Known Environmental Matters listed in Exhibit 3.24 attached hereto and shall be subject to remediation in accordance with
Section 8.3 hereof.

                              ARTICLE VI
      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND PARENT
        Each and every obligation of Buyer and Parent to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Buyer and Parent, of the following express conditions precedent:
        6.1 Compliance with Agreement. Seller and the Company shall have performed and complied in all respects with all of their obligations under this Agreement, which are to be performed or complied with by them prior to or at the Closing, except where such non-performance or non-compliance would not result in a Material Adverse Effect.
        6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Seller and/or the Company, as the case may be, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party, and all documents incident hereto and thereto, shall be reasonably satisfactory in form and substance to Buyer and Parent, and Seller and the Company shall have made available to Buyer and Parent for examination the originals or true and correct copies of all documents which Buyer or Parent may reasonably request in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
        6.3 No Litigation. No investigation, suit, action or other proceeding shall be pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except where such actions would not have, alone or in the aggregate, a Material Adverse Effect.
        6.4 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for such breaches and inaccuracies thereof which do not, in the aggregate, constitute a Material Adverse Effect.
        6.5 Material Damage to Assets. Between the date of this Agreement and the Closing Date, the assets and properties of the Business, considered as a whole, shall not have suffered a Material Adverse Effect by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.
        6.6 Deliveries at Closing. Seller shall have delivered to Buyer and Parent the following documents, each properly executed by each party thereto (other than Buyer, Parent and their respective Affiliates) and dated as of the Closing Date: (a) the Opinion of Seller's and Company's Counsel; (b) executed resignations of those officers, directors and limited liability company managers of the Company and the Subsidiaries who are designated by Buyer and/or Parent; (c) Seller's Closing Certificate; (d) the Supply Agreements;
(e) the Noncompetition Agreement; (f) the Stand-Still Agreement; (g) the Transition Agreement; (h) all Books and Records not in the possession of the Company and the Subsidiaries; (i) an amendment to the Operating Agreement of the Company providing for substitution of Buyer for Seller as the sole member of the Company; Agreements relating to the Mann Landfill and (j) such instruments of transfer as are necessary to give effect to any conveyance effected pursuant to
Section 2.2(b) hereof.
        6.7 Antitrust Filings. In the reasonable opinion of Buyer and Parent, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting period" applicable to the transactions contemplated by this Agreement and the Ancillary Agreements which are imposed by such statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.
        6.8 Parent's Equity Offering. Parent shall have received Gross Proceeds of not less than $225.0 million from Parent's Equity Offering within fifteen (15) Business Days of the Filing Date.
        6.9 Consents. All consents, approvals, certificates and authorizations required to be obtained by Seller or the Company in connection with the sale of the Membership Interest and the Asset Transfers and identified on Exhibit 3.9 attached hereto shall have been obtained.
        6.10 Phase II Investigation. The Phase II Investigation shall not have revealed matters that would constitute breaches of the representations and warranties set forth in Section 3.24 hereof, with respect to which the cost of Remediation Work (determined in accordance with Section 8.3 hereof) would exceed $20.0 million in the aggregate.

                              ARTICLE VII
           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
        Each and every obligation of Seller to be performed at the Closing shall be subject to the satisfaction prior to or at the Closing, or waiver by Seller, of the following express conditions precedent:
        7.1 Compliance with Agreement. Buyer and Parent shall have performed and complied in all respects with all of their obligations under this Agreement, which are to be performed or complied with by them prior to or at the Closing, except where such non-performance or non-compliance would not result in a Material Adverse Effect.
        7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer and/or Parent in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to which they are parties, and all documents incident hereto and thereto, shall be reasonably satisfactory in form and substance to Seller, and Buyer and/or Parent shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
        7.3 No Litigation. No investigation, suit, action or other proceeding shall be pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except where such actions would not have, alone or in the aggregate, a Material Adverse Effect.
        7.4 Representations and Warranties. The representations and warranties made by Buyer and Parent in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except for such breaches and inaccuracies thereof which do not, in the aggregate, constitute a Material Adverse Effect; provided, however, that if Parent's Equity Offering and Buyer's financing pursuant to the Commitment Letter are each to close on the Closing Date, then the Buyer's and Parent's representations and warranties set forth in Sections 4.6, 4.8 and 4.9 hereof shall be excluded from the scope of this Section.
        7.5 Material Damage to Assets. Between the date of this Agreement and the Closing Date, the assets and properties of Buyer and Parent, considered as a whole, shall not have suffered a Material Adverse Effect by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.
        7.6 Deliveries at Closing. Buyer and/or Parent shall have delivered to Seller the following documents, each properly executed by each party thereto (other than Seller and its Affiliates) and dated as of the Closing Date: (a) the Opinions of Buyer's and Parent's Counsel;
(b) Buyer's and Parent's Closing Certificates; (c) the Supply Agreements; (d) the Noncompetition Agreement; (e) the Stand-Still Agreement; (f) the Transition Agreement; (g) the Buyer Guaranty; (h) copies of receipts issued by Canadian securities regulatory authorities in respect of the final Short Form Prospectus; and (i) evidence, satisfactory to Seller, of the listing and posting for trading of the Common Shares issued to Seller as part of the Initial Purchase Price on each of the stock exchanges on which the Common Shares generally are listed and posted for trading.
        7.7 Antitrust Filings. In the reasonable opinion of Seller, all necessary requirements of the HSR Act and the regulations promulgated thereunder shall have been complied with, and any "waiting period" applicable to the transactions contemplated by this Agreement and the Ancillary Agreements which are imposed by such statute or regulations shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.
        7.8 Consents. All consents, approvals, certificates and authorizations required to be obtained by Buyer or Parent in connection with the purchase of the Membership Interest and identified on Exhibit 4.3 attached hereto shall have been obtained.

                             ARTICLE VIII
               INDEMNIFICATION AND ADDITIONAL COVENANTS
        8.1   Seller's Indemnity.  (a) Seller hereby agrees to
indemnify and hold the Company, Buyer, the Subsidiaries and Parent and their respective officers, directors, agents and employees
(individually, a "Buyer Indemnitee" and collectively, the "Buyer
Indemnitees") harmless from and against, and agrees to defend promptly the Buyer Indemnitees from and to reimburse the Buyer Indemnitees for, any and all losses, damages, costs, expenses, judgments, penalties or fines (whether civil or criminal), liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to
collectively as "Losses"), that any Buyer Indemnitee may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement or in any agreements (other than the Supply Agreements), documents, certificates or affidavits delivered by Seller pursuant to the provisions of this
Agreement; (ii) any failure by Seller to perform any of its covenants and obligations set forth in this Agreement or in any agreement (other than the Supply Agreements), document or instrument delivered pursuant hereto and (iii) the matters described on Exhibit 8.1 attached hereto; provided, however, that Seller shall not be required to indemnify, hold harmless, defend or reimburse any Buyer Indemnities pursuant to
Section 8.1(a)(i) hereof in respect of the representations and warranties made by Seller unless such right to indemnification is asserted by such Buyer Indemnitee (whether or not such Losses have actually been incurred) by notice to Seller within the following time periods:
        (w)   with respect to the representations and warranties set
              forth in Section 3.24 hereof, within thirty (30) months
              after the Closing Date;
        (x)   with respect to the representations and warranties set
              forth in Sections 3.20, 3.21, and 3.30 hereof, insofar
              as they related to compliance with tax Laws, ERISA and
              securities Laws, within the applicable statute of
              limitations for a violation of the underlying Law which
              forms the basis of such claim (including all extensions
              thereof agreed to with tax authorities), plus two
              months;
        (y)   with respect to the representations and warranties set
              forth in Sections 3.4, 3.8, 3.10 and 3.11(c) hereof,
              without time limitations; and
        (z)   with respect to all other representations and
              warranties set forth in Article III hereof, within one
              (1) year after the Closing Date.
Notwithstanding the foregoing, Seller shall not be required to indemnify, hold harmless, defend or reimburse any Buyer Indemnitee pursuant to Section 8.1(a)(i) in respect of the representations and warranties made by Seller, or pursuant to Section 8.1(a)(iii) hereof, except as follows:
    (A)  Seller shall not be required to indemnify, hold harmless, defend or reimburse the Buyer Indemnitees with respect to
         the first $2.0 million of such Losses (the "Deductible"),
         except that the Deductible shall not apply to: (1) claims
         with respect to the representations and warranties set forth in Sections 3.4, 3.8, or 3.11(c) hereof; (2) insofar as such claims relate to compliance with tax Laws or ERISA, Sections
         3.20 or 3.21 hereof; or (3) claims pursuant to Section
         8.1(a)(iii) hereof;
    (B)  with respect to any claim arising with respect to the representations and warranties set forth in Section 3.24
         hereof, Seller shall indemnify, hold harmless, defend and
         reimburse the Buyer Indemnitees for all Losses in excess of the Deductible, provided that in the case of Losses related to remediation of noncompliance with the Environmental Laws, such remediation shall be conducted in the most reasonably cost-effective manner that is practicable and that is consistent with the operations and facilities of the
         Business as of the Effective Time of Closing, determined in accordance with the procedures governing negotiation set
         forth in Section 8.3 hereof, provided that Seller's
         aggregate obligation related to such Losses, plus Seller's aggregate reimbursement and indemnification obligations
         pursuant to Section 8.3 hereof, shall in no event exceed the amount of the Environmental Indemnity Cap (as defined in
         Section 8.3 hereof); and
    (C) with respect to all other claims arising in respect to the representations and warranties set forth in Article III hereof, and claims pursuant to Section 8.1(a)(iii) hereof,
         Seller shall indemnify, hold harmless, defend and reimburse the Buyer Indemnitees for all Losses in excess of the
         Deductible (if applicable), provided, however, that Seller's aggregate obligation related to such other claims (except
         the W-2 Matter, as defined in Section 8.1 attached hereto, as to which neither the General Indemnity Cap nor any other cap will apply) shall in no event exceed $150.0 million (the
         "General Indemnity Cap"); provided, further, that if the
         Buyer Indemnitees' Losses related to claims arising in
         respect of the representations and warranties set forth in
         Section 3.30 hereof ("Securities Claims") exceed $150.0
         million, then the General Indemnity Cap shall be increased by the amount of such excess (but in no event to an amount greater than the Gross Proceeds), it being understood that such increased portion of the General Indemnity Cap shall
         only be available to satisfy Securities Claims (not other
         claims for indemnification by the Buyer Indemnitees).
    (b)  The amounts for which Seller shall be liable under Section
8.1(a) of this Agreement shall be net of any insurance proceeds received by any Buyer Indemnitee in connection with the facts giving rise to the right of indemnification.  The term "Losses" shall be deemed to include all costs and expenses incurred by any Buyer
Indemnitee in enforcing its rights to indemnification hereunder.
    (c)  Notice to Seller shall be given promptly (but in any event no later than 30 days) after receipt by any Buyer Indemnitee of actual knowledge of the commencement of any action, the assertion of any claim or the occurrence of any event, condition or incident in respect of the Business or the Real Property that will likely result in a claim by it for indemnity pursuant to this Section.  Such notice shall set forth in reasonable detail the nature of such action, claim, event, condition or incident to the extent known, and include copies of any written correspondence from the party asserting such claim or initiating such action.  Seller shall be entitled, at its own expense, to assume or participate in the defense of such action or claim.  In the event that Seller assumes the defense of such action or claim, such defense shall be conducted by counsel chosen by Seller and approved by the Buyer Indemnitee, which approval shall not be unreasonably withheld, and the Buyer Indemnitee shall be entitled to participate in the conduct of such litigation, at its sole cost.
    (d)  With respect to actions as to which Seller does not exercise its right to assume the defense, the Buyer Indemnitee shall assume and control the defense of and contest such action with counsel chosen by it and approved by Seller, which approval shall not be unreasonably withheld.  Seller shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense.
Seller shall be obligated to pay the reasonable attorneys' fees and expenses of the Buyer Indemnitee to the extent that such fees and expenses are related to claims as to which indemnification is payable under this Section as such expenses are incurred.  Subject to the prior approval of Seller, which approval will not be unreasonably withheld, the Buyer Indemnitee shall have full right to dispose of such action and enter into any monetary compromise or settlement.
    (e)  Both Seller and the Buyer Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent books, records and information and witnesses within its control.
    (f)  Except as set forth in Sections 8.3, 8.4 and 8.5  hereof, this Section 8.1 shall be the sole remedy of the Buyer Indemnitees against Seller for any claim arising in connection with the
transactions contemplated herein.  Seller's representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable the Buyer
Indemnitees to enforce their rights to indemnification under this
Section.
    8.2  Buyer's and Parent's Indemnity.  (a) Buyer and Parent hereby jointly and severally agree to indemnify and hold Seller and its officers, directors, agents and employees (individually, a "Seller
Indemnitee" and collectively, the "Seller Indemnitees") harmless from and against, and agree to defend promptly the Seller Indemnitees from and to reimburse the Seller Indemnitees for, any and all Losses that any Seller Indemnitee may at any time suffer or incur, or become subject to, as a result of or in connection with (i) any breach or inaccuracy of any of the representations and warranties made by Buyer or Parent in or pursuant to this Agreement or in any agreements (other than the Supply Agreements), documents, certificates or affidavits delivered by Buyer or Parent pursuant to the provisions of this
Agreement; and (ii) any failure by Buyer or Parent to perform any of their respective covenants and obligations set forth in this Agreement or in any agreement (other than the Supply Agreements), document or instrument delivered pursuant hereto; provided, however, that Buyer and Parent shall not be required to indemnify, hold harmless, defend or reimburse any Seller Indemnitee pursuant to Section 8.2(a)(i)
hereof in respect of the representations and warranties made by Buyer or Parent unless such right is asserted (whether or not such Losses have actually been incurred) by notice to Buyer or Parent within the following time periods:
    (x)  with respect to the representations and warranties set forth in Section 4.13 hereof, within the applicable statute of
         limitations for a violation of the underlying Law which
         forms the basis of such claim, plus two months;
    (y)  with respect to the representations and warranties set forth in Section 4.4 hereof, without time limitation; and
    (z)  with respect to all other representations and warranties set forth in Article IV hereof, within one (1) year after the
         Closing Date.
Notwithstanding the foregoing, Buyer and Parent shall not be required to indemnify, hold harmless, defend or reimburse any Seller Indemnitee pursuant to Section 8.2(a)(i) in respect of the representations and warranties made by Buyer and Parent except as follows:
    (A)  Buyer and Parent shall not be required to indemnify, hold harmless, defend or reimburse the Seller Indemnitees with
         respect to the first $2.0 million of such Losses (the
         "Deductible"), except that the Deductible shall not apply to claims with respect to the representations and warranties
         set forth in Section 4.4 hereof; and
    (B)  with respect to all claims arising pursuant to the
         representations and warranties set forth in Article IV
         hereof, Buyer and Parent shall indemnify, hold harmless,
         defend and reimburse the Seller Indemnitees for Losses in
         excess of the Deductible (if applicable), provided that
         Buyer's and Parent's aggregate obligation related to such
         claims shall in no event exceed $150.0 million.
    (b)  The amounts for which Buyer and Parent shall be liable under
Section 8.2(a) of this Agreement shall be net of any insurance proceeds received by any Seller Indemnitee in connection with the facts giving rise to the right of indemnification.  The term "Losses"
shall be deemed to include all costs and expenses incurred by any
Seller Indemnitee in enforcing its rights to indemnification hereunder.
    (c)  Notice to the indemnifying party shall be given promptly
(but in any event no later than 30 days) after receipt by any Seller
Indemnitee of actual knowledge of the commencement of any action or the assertion of any claim that will likely result in a claim by it for indemnity pursuant to this Section.  Such notice shall set forth in reasonable detail the nature of such action or claim to the extent known, and include copies of any written correspondence from the party asserting such claim or initiating such action. The indemnifying party shall be entitled, at its own expense, to assume or participate in the defense of such action or claim.  In the event that the indemnifying party assumes the defense of such action or claim, such defense shall be conducted by counsel chosen by such party and approved by the Seller Indemnitee, which approval shall not be unreasonably withheld, and the Seller Indemnitee shall be entitled to participate in the conduct of such litigation, at its sole cost.
    (d)  With respect to actions as to which the indemnifying party does not exercise its right to assume the defense, the Seller
Indemnitee shall assume and control the defense of and contest such action with counsel chosen by it and approved by the indemnifying party, which approval shall not be unreasonably withheld.  The indemnifying party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense.
The indemnifying party shall be obligated to pay the reasonable attorneys' fees and expenses of the Seller Indemnitee to the extent that such fees and expenses related to claims as to which
indemnification is payable under this Section, as such expenses are incurred.  Subject to the prior approval of the indemnifying party, which approval will not be unreasonably withheld, the Seller
Indemnitee shall have full right to dispose of such action and enter into any monetary compromise or settlement.
    (e)  Both the indemnifying party and the Seller Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent books, records and information and witnesses within its control.
    (f)  Except as provided in Sections 8.4, 8.5, 8.7 and 8.10 hereof, this Section 8.2 shall be the sole remedy of Seller against
Buyer and Parent for any claim arising in connection with the transactions contemplated herein.  Buyer's and Parent's
representations and warranties made herein shall survive the Closing, but only to the extent and for such time as is necessary to enable
Seller to enforce its rights to indemnification under this Section.
    8.3  Other Environmental Indemnification.
    (a)  Buyer and Seller agree that, as soon as practicable, they shall negotiate in good faith with respect to, and agree upon, a remediation plan related to the Known Environmental Matters (the
"Remediation Plan").  The Remediation Plan shall describe, in detail, the parties' agreed-upon method for remediating each Known
Environmental Matter so that each such matter complies with applicable Environmental Laws, as in effect on the Closing Date, in the most reasonably cost-effective manner that is practicable and that is consistent with the operations and facilities of the Business as of the Effective Time of Closing (the "Remediation Work").  All
Remediation Work contemplated in the Remediation Plan shall be conducted under Buyer's control and at Buyer's sole cost and expense, subject to reimbursement by Seller pursuant to Section 8.3(b) hereof, except that Buyer shall have no responsibility for any of Seller's costs or expenses.  All Remediation Work shall be conducted in a prompt, good and workmanlike manner and in material compliance with all Environmental Laws then in effect, it being understood that representatives of Seller shall be entitled to be present to observe all Remediation Work and to review all relevant books and records related thereto (except those protected by the attorney-client privilege).
    (b)  (i)       In the event that the Seller and Buyer are unable
to reach agreement with respect to a future Remediation Work, the issue shall be promptly referred to a qualified disinterested third party ("Third Party Mediator") mutually acceptable to Seller and
Buyer.  The Third Party Mediator shall have experience and expertise in environmental regulations, the pulp and paper industry, and arbitration and mediation.  The decision of the Third Party Mediator shall be final and binding on the parties, subject to the approval of Governmental Authorities if required by applicable Environmental Law and subject to Environmental Laws.  The fees and expenses of any Third
Party Mediator shall be borne 50 per centum by the Seller and 50 per centum by the Buyer.
         (ii)      Should emergency circumstances arise with respect
to a particular Remediation Work whereunder imminent health and safety considerations, or applicable Environmental Law requires the performance by the Buyer of Remediation Work within statutory or regulatory deadlines less than 30 days, the procedures set forth regarding Remediation Work in Section 8.3(a) shall be suspended temporarily for a period coextensive with the time required to perform such emergency Remediation Work.  However, in all cases, Buyer shall make reasonable efforts to notify Seller and include Seller in negotiations of Remediation Work.
         (iii)     The participation of the Seller and the Buyer in
the performance of the Remediation Work is not and shall not be considered an admission of liability under any Environmental Law with respect to any Environmental Law and shall not be admissible in evidence against any Party in any judicial or administrative proceeding.
    (c)  Seller hereby agrees to reimburse Buyer promptly for all actual out-of-pocket costs and expenses of Buyer in connection with
Remediation Work done pursuant to the Remediation Plan and paid or incurred by Buyer within thirty (30) months after the Closing Date (it being understood that, prior to the expiration of such 30 month period, the parties will address, on a case-by-case basis, any situation in which such 30 month limitation on reimbursement would result in an acceleration of expenses or Remediation Work to their mutual disadvantage); provided, however, that Seller shall not be required to reimburse Buyer until such costs and expenses first exceed $500,000, in which event Seller shall reimburse Buyer for the entire amount of such costs and expenses back to the first dollar; and
provided, further, that Seller's aggregate reimbursement obligation pursuant to this Section 8.3(c), plus Seller's aggregate
indemnification obligation pursuant to Section 8.1(a) hereof relating to a breach of the representations and warranties set forth in Section
3.24 hereof plus Seller's aggregate indemnification obligation pursuant to Section 8.3(d) hereof, shall in no event exceed the amount of the Environmental Indemnity Cap.  Any other provision of this
Agreement to the contrary notwithstanding, this Section 8.3(c) shall be the sole remedy of Buyer, the Company, the Subsidiaries, their
Affiliates and their respective successors and assignees with respect to the Known Environmental Matters.
    (d)  Seller hereby agrees to indemnify, hold harmless and defend promptly the Company and the Buyer Indemnitees from (i) Losses arising under the Comprehensive Environmental Response, Compensation and
Liability Act or similar state or local Environmental Law that result from offsite shipments or Releases of Hazardous Materials by the
Company, the Subsidiaries and their respective Affiliated Predecessors
(to the extent related to the Business or the Real Property) prior to the Effective Time of Closing; and (ii) 50% of Losses that result from common law or Environmental Law claims by non-governmental Persons, which claims are based on Releases of Hazardous Materials that occurred prior to the Effective Time of Closing, and (A) for which suit is actually filed by such Persons without instigation of Buyer or the Buyer Indemnities within 30 months of the Effective Time of
Closing, or (B) that are asserted in writing by such Persons (a copy of which writing is provided to Seller within 30 months of the
Effective Time of Closing), where the nature and extent of such claim would require financial statement disclosure and accrual under GAAP, and with respect to which a suit is actually filed by such Persons without instigation of Buyer or the Buyer Indemnitees within 36 months after the Effective Time of Closing; provided, however, that Seller's aggregate indemnification obligation pursuant to this Section 8.3(d), plus Seller's aggregate indemnification obligation pursuant to Section
8.1(a) hereof relating to a breach of the representations and warranties set forth in Section 3.24 hereof and Seller's aggregate reimbursement obligation pursuant to Section 8.3(c) hereof related to
Known Environmental Matters, shall in no event exceed the amount of the Environmental Indemnity Cap.
    (e)  For purposes of this Agreement, "Environmental Indemnity
Cap" shall mean $50.0 million in the aggregate; provided, however, that if the cost of Remediation Work (determined in accordance with this Section 8.3) for matters discovered in the course of the Phase II Investigation that are added to the schedule of Known Environmental
Matters in accordance with Section 5.11 hereof (the "Phase II
Matters") exceeds $5.0 million, then the amount of the Environmental
Indemnity Cap shall be increased by the amount of such excess (but in no event will the aggregate Environmental Indemnity Cap exceed $65.0 million), it being understood that such increased portion of the
Environmental Indemnity Cap shall only be available to pay the cost of Remediation Work directly related to such Phase II Matters.
    8.4  Employee Benefit Matters.
         (a)       Except as otherwise specifically provided in this
Agreement, Seller and Buyer agree that the obligations of the Combined
Group with respect to the following Employee Benefit Plans and the participation of Continuing Employees and their dependents and beneficiaries therein shall cease at or, to the extent agreed to by
Seller and Buyer, prior to or after the Effective Time of Closing and no employee or former employee, dependent or beneficiary shall have any claim against the Combined Group arising out of such plans after the cessation of their participation:
    (1)  Chesapeake Corporation 401(k) Savings Plan for    Salaried Employees;
    (2)  Chesapeake Corporation Retirement Plan for Hourly      Employees;
    (3)  Chesapeake Corporation Retirement Plan for Salaried    Employees;
    (4)  Employee Stock Ownership Plan of Chesapeake Corporation;
    (5)  Chesapeake Corporation Salaried Employees' Stock  Purchase Plan;
    (6)  Chesapeake Corporation Hourly Employees' Stock    Purchase Plan;
    (7)  Chesapeake Corporation Group Life, Medical and Dependent Life Plan
         for Salaried Employees;
    (8)  Chesapeake Corporation Flex Plan for Salaried Employees;
    (9)  Chesapeake Corporation Hourly Flex Plan;
    (10) Chesapeake Corporation Travel Accident Plan for Salaried Employees;
    (11) Chesapeake Corporation 1987 Stock Option Plan;
    (12) Chesapeake Corporation 1993 Incentive Plan;
    (13) Chesapeake Corporation Long-Term Disability Plan;
    (14) Chesapeake Corporation Executive Supplemental     Retirement Plan;
    (15) Chesapeake Corporation 401(k) Restoration Plan;
    (16) Chesapeake Corporation Sick Leave (Disability) Plan for Salaried Employees;
    (17) Chesapeake Packaging Co. Retirement Plan for Hourly    Employees;
    (18) Chesapeake Packaging Co. 401(k) Savings Plan for  Hourly Employees;
    (19) Chesapeake Packaging Co. Hourly Flex Plan;
    (20) Chesapeake Packaging Co. Roanoke Division Salaried Employees Profit Sharing Retirement Plan; and
    (21) Chesapeake Corporation Salaried Employees' Benefits Continuation Plan;

    (22)  Lawless Holding Corporation Profit Sharing Plan; and
    (23) any other Employee Benefit Plan of the Company in force as of the
         Effective Time of Closing which   Seller
         has failed to list in Exhibit 3.21 attached  hereto.
Except as specifically provided in this Agreement, Buyer (and the
Combined Group after the Effective Time of Closing) shall have no liability (other than for contributions accrued but not yet paid), duties or obligations with respect to the above-listed plans to Seller or to any employee, former employee or beneficiary, dependent other party enforcing the same or having or claiming an interest thereunder, including governmental agencies.
    (b)  When used in this Section 8.4, the following terms shall have the meanings specified;
         (i) "Buyer's Packaging Plan" means a defined benefit pension plan that is qualified under Code Section 401(a) and that is adopted or designated by Buyer to receive the Packaging Plan Spinoff Amount.
         (ii) "Buyer's Plan" means a defined benefit pension plan
that is qualified under Code Section 401(a) and that is adopted or designated by Buyer to receive the Salaried Plan Spinoff Amount.
         (iii) "Buyer's Retirement Plan" means a defined benefit
pension plan that is qualified under Code Section 401(a) and that is adopted or designated by Buyer to receive the Hourly Retirement Plan Spinoff Amount.
    (iv) "Continuing Employee" means an individual employed by the Combined Group at and after the Effective Time of Closing.
    (v)  "Hourly Employee" means each employee of the Combined Group who is paid on an hourly or daily basis and who is in the active employment of the Combined Group at the Effective Time of Closing.
    (vi) "Hourly Plan" means the Chesapeake Paper Products Company Retirement Plan for Mill Hourly Employees.
    (vii) "Hourly Plan Benefit" means the total of the present value of the accrued benefits (whether or not vested) of each Hourly Plan participant, beneficiary or contingent annuitant, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(a) attached hereto.
    (viii) "Hourly Retirement Plan" means the Chesapeake Corporation Retirement Plan for Hourly Employees.
    (ix) "Hourly Retirement Plan Benefit" means the total of the present value of the accrued benefits (whether or not vested) under the Hourly Retirement Plan of each Hourly Employee who is employed by the Combined Group on the day after the Closing, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(a) attached hereto.
    (x)  "Hourly Retirement Plan Spinoff Amount" means the present value of accrued benefits (whether or not vested) under the Hourly Retirement Plan of all Hourly Employees who are employed by the
Combined Group on the day after the Closing Date, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(c) attached hereto.
    (xi) "Packaging Plan" means the Chesapeake Packaging Co.
Retirement Plan for Hourly Employees.
    (xii) "Packaging Plan Benefit" means the total of the present value of the accrued benefits (whether or not vested) under the
Packaging Plan of each Hourly Employee who is employed by the Combined Group on the day after the Closing Date, computed as of the Closing
Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(a) attached hereto.
    (xiii) "Packaging Plan Spinoff Amount" means the present value of accrued benefits (whether or not vested) under the Packaging Plan of all Hourly Employees who are employed by the Combined Group on the day after the Closing Date, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(c) attached hereto.
    (xiv) "Projected Plan Benefit" means the projected benefit obligation with respect to any Plan, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in
Exhibit 8.4(b) attached hereto.
    (xv) "Roanoke Plan" means the Chesapeake Packaging Co. Roanoke Division Retirement Plan for Hourly Employees.
    (xvi) "Roanoke Plan Benefit" means the total of the present value of the accrued benefits (whether or not vested) of each Roanoke Plan participant, beneficiary or contingent annuitant computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(a) attached hereto.
    (xvii) "Salaried Employee" means each salaried employee of the Combined Group who is in the active employment of the Combined Group at the Effective Time of Closing.
    (xviii) "Salaried Plan" means the Chesapeake Corporation
Retirement Plan for Salaried Employees.
    (xix) "Salaried Plan Benefit" means the total of the present value of the accrued benefits (whether or not vested) under the
Salaried Plan of each Salaried Employee who is employed by the
Combined Group on the day after the Closing Date, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(a) attached hereto.
    (xx) "Salaried Plan Spinoff Amount" means the present value of accrued benefits (whether or not vested) under the Salaried Plan of all Salaried Employees who are employed by the Combined Group on the day after the Closing Date, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in
Exhibit 8.4(c) attached hereto.
    (c)  (i) Buyer agrees to adopt and/or maintain welfare benefit plans (as defined in ERISA section 3(1)) (the "Buyer's Welfare Plans") that, for at least two (2) years after the Closing Date, provide benefits to Continuing Employees, to Continuing Employees who retire after the Closing Date, to former employees who were paid on an hourly or daily basis who retired before the Closing Date and to their beneficiaries and dependents that are comparable in all material respects to benefits provided to such persons under the Welfare Plans immediately prior to the Closing Date. With respect to the persons described in the preceding sentence, Buyer's Welfare Plans shall not include a waiting or eligibility period (except to the extent any such person is subject to a waiting or eligibility period under the Welfare Plans) or a preexisting condition restriction or limitation and, to the extent that such persons have satisfied any internal limits, deductibles or copayment requirements of the Welfare Plans for the year that includes the Closing Date, such amounts will be credited toward the satisfaction of any such requirements under Buyer's Welfare
Plans.
    (ii) (A) Seller and the Welfare Plans will remain responsible for administering and paying claims incurred by employees of the Combined
Group prior to the Effective Time of Closing.   Seller and the Welfare
Plans also will remain responsible for administering and paying claims incurred by Continuing Employees who are unable to perform employment duties on the Closing Date by reason of a medical condition or on account of a medical restriction; provided that such claims are incurred before the Continuing Employee returns to work for the
Combined Group, Buyer or one of Buyer's Affiliates.
    (B)  Seller and the Welfare Plans will remain responsible for claims incurred by the dependents and beneficiaries of employees of the Combined Group prior to the Effective Time of Closing. If the dependent or beneficiary of a Continuing Employee is hospitalized on the Closing Date, Seller and the Welfare Plans will remain responsible for claims incurred by such dependent or beneficiary after the
Effective Time of Closing and before such beneficiary or dependent is discharged from the hospital.
    (C)  Seller and the Welfare Plans will remain responsible for claims incurred by salaried employees of the Combined Group who terminated employment before the Effective Time of Closing and for claims incurred by the dependents and beneficiaries of such salaried employees. Seller will remain responsible for workers' compensation benefits that are payable before the Closing Date.
    (iii)(A) Buyer and Buyer's Welfare Plans will be responsible for administering and paying claims incurred from and after the Effective
Time of Closing by Continuing Employees of the Combined Group who are
at work for the Combined Group, Buyer or Buyer's Affiliates on the
Closing Date. Buyer and Buyer's Welfare Plans will be responsible for administering and paying claims incurred by Continuing Employees of the Combined Group who are unable to perform employment duties on the Closing Date on account of a medical condition or on account of a medical restriction only with respect to claims incurred on or after the Continuing Employee returns to work for the Combined Group, Buyer or one of Buyer's Affiliates.
    (B)  Buyer and Buyer's Welfare Plans will be responsible for claims incurred by the dependents and beneficiaries of Continuing Employees after the Effective Time of Closing. If the dependent or beneficiary of a Continuing Employee is hospitalized on the Closing
Date, Buyer and Buyer's Welfare Plans will not be responsible for claims incurred by such dependent or beneficiary after the Effective
Time of Closing and before such beneficiary or dependent is discharged from the hospital.
    (C)  Buyer and Buyer's Welfare Plans will be responsible for claims incurred by Continuing Employees of the Combined Group who cease to be employed by the Combined Group after the Effective Time of Closing and for claims incurred by the dependents and beneficiaries of such Continuing Employees. Buyer and Buyer's Welfare Plans will be responsible for claims incurred by employees of the Combined Group who were compensated on an hourly or daily basis and who retired before the Closing Date and for claims incurred by the dependents and beneficiaries of such former employees. Buyer and the Combined Group shall be responsible for workers' compensation benefits that are payable on or after the Closing Date, regardless of whether the injury, accident or illness occurred before the Closing Date and shall pay such benefits or promptly reimburse Seller for any such benefits paid by Seller.
    (D) Buyer and Buyer's Welfare Plans shall be responsible for any continuation coverage obligations under COBRA with respect to each Continuing Employee and each qualified beneficiary (as defined in Code
Section 4980B(g)) of a Continuing Employee who has a qualifying event
(as defined in Code Section 4980B(f)) regardless of whether such qualifying event occurs or occurred before, on or after the Effective
Time of Closing.
         (d)(i) Buyer agrees that the Salaried Employees of the
Combined Group shall be eligible to participate in the Buyer's Plan commencing as of the Closing Date, based on the terms and conditions of the Buyer's Plan. Buyer's Plan shall provide benefits or benefit accruals to Salaried Employees that are comparable to the benefits or benefit accruals provided under the Salaried Plan as of the Closing
Date. Employment with the Company, the Seller and Affiliates of the Seller prior to the Closing Date shall count for eligibility and vesting purposes and, upon transfer of the Salaried Plan Spinoff
Amount, for benefit accrual purposes, under the Buyer's Plan to the extent such service is recognized for such purposes under the Salaried Plan as of the Closing Date.
    (ii) Buyer agrees to cause Buyer's Plan to assume liability for the Salaried Plan Benefits which accrued prior to the Closing Date and which commence to be paid to Salaried Employees (or their surviving spouse, beneficiary or alternate payee) on or after the Closing Date; provided, however, that the receipt by Buyer's Plan of the Salaried
Plan Spinoff Amount shall be a condition precedent to the assumption of such liability.  Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to the assumption of such liability.
    (iii) Seller agrees to cause the trust of the Salaried Plan to transfer assets to Buyer's Plan equal to the Salaried Plan Spinoff
Amount. Such transfer shall be made as soon as practicable after the Closing Date and the Salaried Plan Spinoff Amount shall be adjusted to reflect gains, losses and expenses of the trust of the Salaried Plan from the Closing Date until the date of transfer.  Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to such transfer.  Buyer warrants that as of the date of transfer Buyer's Plan will be qualified, and its concomitant trust exempt from tax, under Code Sections 401(a) and
501(a), respectively.
         (e)(i) Buyer agrees that the Hourly Employees of the
Combined Group who participate in the Packaging Plan shall be eligible to participate in the Buyer's Packaging Plan commencing as of the
Closing Date, based on the terms and conditions of the Buyer's
Packaging Plan.  Buyer's Packaging Plan shall provide benefits or benefit accruals to Hourly Employees that are comparable to the benefits or benefit accruals provided under the Packaging Plan as of the Closing Date.  Employment with the Company, the Seller and
Affiliates of the Seller prior to the Closing Date shall count for eligibility and vesting purposes and, upon transfer of the Packaging
Plan Spinoff Amount, for benefit accrual purposes, under the Buyer's Packaging Plan to the extent such service is recognized for such purposes under the Packaging Plan as of the Closing Date.
    (ii) Buyer agrees to cause Buyer's Packaging Plan to assume liability for the Packaging Plan Benefits which accrued prior to the Closing Date and which commence to be paid to Hourly Employees described in Section 8.4(e)(i) (or their surviving spouse, beneficiary or alternate payee) on or after the Closing Date; provided, however, that the receipt by Buyer's Packaging Plan of the Packaging Plan
Spinoff Amount shall be a condition precedent to the assumption of such liability. Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to the assumption of such liability.
    (iii) Seller agrees to cause the trust of the Packaging Plan to transfer assets to Buyer's Packaging Plan equal to the Packaging Plan Spinoff Amount. Such transfer shall be made as soon as practicable after the Closing Date and the Packaging Plan Spinoff Amount shall be adjusted to reflect gains, losses and expenses of the trust of the Packaging Plan from the Closing Date until the date of transfer.
Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to such transfer.
Buyer warrants that as of the date of transfer Buyer's Packaging Plan will be qualified, and its concomitant trust exempt from tax, under
Code Sections 401(a) and 501(a), respectively.
         (f)(i) Buyer agrees that the Hourly Employees of the
Combined Group who participate in the Hourly Retirement Plan shall be eligible to participate in the Buyer's Retirement Plan commencing as of the Closing Date, based on the terms and conditions of the Buyer's Retirement Plan. Buyer's Retirement Plan shall provide benefits or benefit accruals to Hourly Employees that are comparable to the benefits or benefit accruals provided under the Hourly Retirement Plan as of the Closing Date. Employment with the Company, the Seller and Affiliates of the Seller prior to the Closing Date shall count for eligibility and vesting purposes and, upon transfer of the Hourly Retirement Plan Spinoff Amount, for benefit accrual purposes, under the Buyer's Retirement Plan to the extent such service is recognized for such purposes under the Hourly Retirement Plan as of the Closing
Date.
    (ii) Buyer agrees to cause Buyer's Retirement Plan to assume liability for the Hourly Retirement Plan Benefits which accrued prior to the Closing Date and which commence to be paid to Hourly Employees described in Section 8.4(f)(i) (or their surviving spouse, beneficiary or alternate payee) on or after the Closing Date; provided, however, that the receipt by Buyer's Retirement Plan of the Hourly Retirement
Plan Spinoff Amount shall be a condition precedent to the assumption of such liability.  Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to the assumption of such liability.
    (iii) Seller agrees to cause the trust of the Hourly Retirement
Plan to transfer assets to Buyer's Retirement Plan equal to the Hourly Retirement Plan Spinoff Amount. Such transfer shall be made as soon as practicable after the Closing Date and the Hourly Retirement Plan Spinoff Amount shall be adjusted to reflect gains, losses and expenses of the trust of the Hourly Retirement Plan from the Closing Date until the date of transfer.  Buyer and Seller agree to comply with all rules and procedures established by the IRS and the PBGC with respect to such transfer. Buyer warrants that as of the date of transfer Buyer's Retirement Plan will be qualified, and its concomitant trust exempt from tax, under Code Sections 401(a) and 501(a), respectively.
         (g) (i)   Buyer agrees that as of the Effective Time of
Closing, Buyer shall assume sponsorship of the Hourly Plan.  With respect to any Continuing Employee, the Hourly Plan shall continue to recognize, for all purposes, service with the Company, the Seller and Affiliates of the Seller prior to the Closing Date to the same extent that such service is recognized under the Hourly Plan as in effect on such date. The Hourly Plan and Buyer shall be responsible for all liabilities and obligations of the Hourly Plan, including, without limitation, benefits accrued prior to the Closing Date and benefits payable to any Hourly Plan participants who retired or separated from service prior to the Closing Date.
         (ii) No later than the Effective Time of Closing, Buyer agrees to establish or designate a trust that is exempt from tax under
Section 501(a) of the Code to receive the assets of the Hourly Plan. Seller agrees to transfer the Hourly Plan assets, valued as of the date of transfer, to such trust as soon as practicable after the
Closing Date and after the establishment or designation of such trust.
         (h)(i)    Buyer agrees that as of the Effective Time of
Closing, Buyer shall assume sponsorship of the Roanoke Plan.  With respect to any Continuing Employee, the Roanoke Plan shall continue to recognize, for all purposes, service with the Company, the Seller and Affiliates of the Seller prior to the Closing Date to the same extent that such service is recognized under the Roanoke Plan as in effect on such date. The Roanoke Plan and Buyer shall be responsible for all liabilities and obligations of the Roanoke Plan, including, without limitation, benefits accrued prior to the Closing Date and benefits payable to any Roanoke Plan participants who retired or separated from service prior to the Closing Date.
    (ii) No later than the Effective Time of Closing, Buyer agrees to establish or designate a trust that is exempt from tax under Section 501(a) of the Code to receive the assets of the Roanoke Plan. Seller agrees to transfer the Roanoke Plan assets, valued as of the date of transfer, to such trust as soon as practicable after the Closing Date and after the establishment or designation of such trust.
    (i)  Seller agrees that (A) the aggregate sum of (1) the Salaried
Plan Spinoff Amount, (2) the Packaging Plan Spinoff Amount, (3) the
Hourly Retirement Plan Spinoff Amount, (4) the assets of the Hourly
Plan as of the Closing Date, and (5) the assets of the Roanoke Plan as of the Closing Date, less (B) the aggregate sum of (1) the Projected
Plan Benefit for the Salaried Plan, (2) the Packaging Plan Benefit,
(3) the Hourly Retirement Plan Benefit, (4) the Hourly Plan Benefit,
(5) the Roanoke Plan Benefit and (6) the present value of post-retirement benefits other than pensions for employees of the Combined
Group who were compensated on an hourly or daily basis and who retired prior to Closing, computed as of the Closing Date in accordance with the actuarial assumptions and methods specified in Exhibit 8.4(d)
attached hereto, shall equal or exceed Ten Million Dollars
($10,000,000). If such aggregate sum is less than Ten Million Dollars ($10,000,000), then Seller shall pay to Buyer an amount equal to such deficiency in immediately available funds within ten (10) Business
Days of such determination accompanied by accrued interest from the Closing Date to the date of payment at the prevailing prime rate as announced by Crestar Bank in Richmond, Virginia, from time to time.
    (j)  Buyer agrees to adopt a supplemental executive retirement plan (the "Buyer's SERP") for the benefit of Salaried Employees who participate in the Chesapeake Corporation Executive Supplemental Retirement Plan (the "SERP"). The Buyer's SERP shall provide benefits or benefit accruals that are substantially comparable to the benefits or benefit accruals provided under the SERP as of the Closing Date and shall recognize, for all purposes, service with the Company, the
Seller and Affiliates of the Seller prior to the Closing Date to the same extent that such service is recognized under the SERP as in effect on such date; provided, however, that the benefit payable to a participant under the Buyer's SERP shall be reduced, on an actuarially equivalent basis, by the benefit accrued by such participant under the SERP as of the Closing Date and set forth on Exhibit 8.4(e) attached hereto. Seller agrees to amend the SERP to (i) fully vest the
Salaried Employees who participate in the SERP in their right to receive SERP benefits or (ii) to recognize service with the Combined Group, Buyer or an Affiliate of Buyer after the Closing Date for purposes of determining eligibility to receive a SERP benefit. Seller agrees to provide to such Salaried Employees the benefits provided under the SERP as of the Closing Date or to make one or more payments to each Salaried Employee in satisfaction of such benefits. Notwithstanding the preceding sentence, the obligation of Seller and the SERP to provide benefits to Salaried Employees may be transferred to Buyer's SERP upon such terms and conditions as may be agreed upon by Buyer and Seller.
    (k)  Buyer agrees to adopt a Code section 401(k) Restoration Plan
(the "Buyer's Restoration Plan") for the benefit of Salaried Employees who were eligible to participate in the Chesapeake Corporation 401(k) Restoration Plan. The Buyer's Restoration Plan shall provide benefits or benefit accruals that are comparable to the benefits or benefit accruals provided under the Chesapeake Corporation 401(k) Restoration
Plan as of the Closing Date.  At Closing, Seller shall transfer to
Buyer or a trust established by Buyer assets in an amount equal to the sum of (x) Salaried Employees' accrued benefits under the Chesapeake Corporation 401(k) Restoration Plan, valued as of the end of the month preceding the Closing Date and (y) any Salaried Employees' deferrals under the 401(k) Restoration Plan made after the end of the month preceding the Closing Date and before the Closing Date, and Buyer agrees that upon completion of the transfer the obligation to pay such accrued benefits shall be an obligation of the Buyer's Restoration
Plan.
    (l)  (i) Buyer agrees that as of the Effective Time of Closing,
Buyer shall assume sponsorship of the Chesapeake Paper Products 401(k) Savings Plan for Hourly Employees (the "Hourly 401(k) Plan"). With respect to any Continuing Employee, the Hourly 401(k) Plan shall continue to recognize, for all purposes, service with the Company, the Seller and Affiliates of the Seller prior to the Closing Date to the same extent that such service is recognized under the Hourly 401(k)
Plan as in effect on such date.  The Hourly 401(k) Plan and Buyer shall be responsible for all liabilities and obligations of the Hourly 401(k) Plan, including, without limitation, benefits accrued prior to the Closing Date and benefits payable to any Hourly 401(k) Plan participants who retired or separated from service prior to the
Closing Date.
    (ii)   Buyer agrees that the Hourly 401(k) Plan or another
defined contribution plan that is qualified under Section 401(a) of the Code established or designated by Buyer shall accept transfers of any Continuing Employees' account balances under the Chesapeake
Packaging Co. 401(k) Savings Plan for Hourly Employees. Buyer further agrees that the Hourly 401(k) Plan or such other established or designated plan shall provide benefits or benefit accruals that are comparable to the benefits or benefit accruals as provided under the Chesapeake Packaging Co. 401(k) Savings Plan for Hourly Employees as
of the Closing Date. Upon the transfer of said account balances, the Hourly 401(k) Plan or such other established or designated plan and
Buyer shall be responsible for all liabilities and obligations of the Chesapeake Packaging Co. 401(k) Savings Plan for Hourly Employees to
such Continuing Employees and shall recognize, for all purposes, service with the Company, the Seller and Affiliates of the Seller prior to the Closing Date to the same extent that such service is recognized under the Chesapeake Packaging 401(k) Savings Plan for
Hourly Employees as in effect on such date. The transfer of account balances from the Chesapeake Packaging Co. 401(k) Savings Plan for
Hourly Employees shall comply with all rules and procedures
established by the IRS with respect to such transfers.
    (iii) Buyer agrees that the Hourly 401(k) Plan or another defined contribution plan that is qualified under Section 401(a) of the Code established or designated by Buyer shall accept transfers of any Continuing Employees' account balances under the Chesapeake
Corporation 401(k) Savings Plan for Salaried Employees. Buyer further agrees that the Hourly 401(k) Plan or such other established or designated plan shall provide benefits or benefit accruals that are comparable to the benefits or benefit accruals as provided under the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees as
of the Closing Date. Upon the transfer of said account balances, the Hourly 401(k) Plan or such other established or designated plan and
Buyer shall be responsible for all liabilities and obligations of the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees to
such Continuing Employees and shall recognize, for all purposes, service with the Company, the Seller and Affiliates of the Seller prior to the Closing Date to the same extent that such service is recognized under the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees as in effect on such date. The transfer of account balances from the Chesapeake Corporation 401(k) Savings Plan for
Salaried Employees shall comply with all rules and procedures established by the IRS with respect to such transfers.
    (iv)  Buyer agrees that the account balances under the Hourly
401(k) Plan of any hourly employees who become employees of the Seller or an Affiliate of the Seller prior to the Closing Date shall be transferred to a defined contribution plan that is qualified under
Section 401(a) of the Code that is established or designated by
Seller.  Upon the transfer of said account balances, the plan established or designated by Seller and Seller shall be responsible for all liabilities and obligations of the Hourly 401(k) Plan to such employees. The transfer of account balances from the Hourly 401(k)
Plan shall comply with all rules and procedures established by the IRS with respect to such transfers.
    (v) Within ninety (90) days after the Effective Time of Closing, Buyer agrees to establish or designate one or more trusts exempt from tax under Section 501(a) of the Code to receive the transfer of account balances in accordance with Sections 8.4(l)(i), (ii) and (iii) hereof. Seller agrees to transfer the assets of such accounts to such trust as soon as practicable after the establishment or designation of such trust.
    (m)  (i) As soon as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer the following information with respect to each Continuing Employee as of the Closing Date:
    (A)  name;
    (B)  Social Security number;
    (C)  accrued normal retirement benefit amount, payable as
    a single life annuity under the Salaried, Hourly or
    Packaging Plan;
    (D)  years (and fractions) of service recognized for
    benefit accrual purposes under the Salaried, Hourly or
    Packaging Plan; and
    (E)  years (and fractions) of service recognized for
    vesting purposes under the Salaried, Hourly or Packaging
    Plan.
         (ii) From time to time after the Closing Date, Seller and Buyer may require information with respect to one or more employees. Seller and Buyer agree to furnish such information to the other, if available, within thirty (30) days after receipt of any reasonable and lawful written request from the other.
    (n) Buyer agrees that it will credit (or cause the Combined Group to credit) Continuing Employees with vacation time that is earned under the terms of the Combined Group's vacation policy in effect prior to the Effective Time of Closing but is unused as of the Closing Date, and that Buyer will recognize (and cause the Combined Group to recognize) service with Seller, the Company and the ERISA Affiliates for purposes of earning vacation time from and after the Effective
Time of Closing.
    (o)  Buyer agrees that, for at least two (2) years after the
Closing Date, it shall maintain in full force and effect the Combined Group's severance benefit programs listed in Exhibit 3.21 attached hereto, and shall pay or cause the Combined Group to pay severance pay and other benefits to Continuing Employees in accordance with the terms of such programs.  Buyer has advised Seller, and hereby confirms, that Buyer has no present intention to effect any material layoffs or work force reductions which would affect the employees of the Combined Group after the Closing.
    (p)  Seller hereby agrees to indemnify and hold the Combined
Group, Buyer and Parent harmless from and against, and agrees to defend promptly the Combined Group, Buyer and Parent from and to reimburse the Combined Group and Buyer for, any Losses resulting from or relating to each of the following:  (i) any ERISA Affiliate Plan;
(ii) any "welfare plan" (within the meaning of Section 3(1) of ERISA) whether or not such "welfare plan" is an Employee Benefit Plan, for claims for benefits on or prior to the Effective Time of Closing;
(iii) any severance benefits payable to any employee or former employee solely as a result of the Closing and consummation of the transactions contemplated in this Agreement; (iv) any actual or threatened disqualification or penalty with respect to the Qualified
Plans occurring prior to the transfer of assets and liabilities related thereto or the sponsorship thereof; and (v) any workers' compensation benefits payable prior to the Effective Time of Closing. Seller agrees to take any and all actions necessary to maintain the qualification of any Qualified Plan prior to the transfer of assets and liabilities related thereto or the sponsorship thereof.
    8.5  Income Tax Matters.
         (a)     Federal Income Taxes in General.  The income and
other tax items of the Company and the Subsidiaries for periods ending on or before the Closing Date shall be included in the consolidated federal income tax return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is a member.  Except as otherwise provided in this Section 8.5, Seller shall be responsible for and shall hold Buyer, the Company and the Subsidiaries harmless from any federal income taxes of each of the Company and the
Subsidiaries (including any amount payable by reason of Treasury Regulation 1.1502-6 or successor regulation of similar import) not heretofore paid, and shall be entitled to any reductions in such taxes or refunds (including interest) not heretofore received, for taxable periods ending on or before or, with respect to the consolidated federal income tax return of Seller's affiliated group, including the Closing Date. If Buyer, the Company or any Subsidiary receives any such refund, Buyer shall promptly pay (or cause the Company or such Subsidiary to pay) the entire amount of the refund (including interest) to Seller.
         Buyer, the Company and the Subsidiaries shall be responsible for and shall hold Seller harmless from all federal income taxes of each of the Company and the Subsidiaries for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all federal income taxes resulting from any action taken without Seller's written consent by Buyer, the Company or any
Subsidiary after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the
Closing Date but excluding operations within the ordinary course of business on the Closing Date). Buyer, the Company and the
Subsidiaries shall be entitled to all refunds of such taxes (including interest).
         (b) State Income Taxes in General. For purposes of this Agreement, the term "state income tax" means any tax, imposed by a state in the United States, that is based on or measured by net income.  Seller shall be responsible for preparing and filing the state income tax returns of the Company and the Subsidiaries for taxable periods ending on or before the Closing Date.  Except as otherwise provided in this Section 8.5, Seller shall hold Buyer, the Company and the Subsidiaries harmless from any state income taxes of each of the Company and the Subsidiaries (including any amount payable by reason of any applicable provision of state income tax law similar to Treasury Regulation 1.1502-6 or successor regulation of similar import) not heretofore paid and shall be entitled to any reductions in such taxes or refunds (including interest) not heretofore received for such taxable periods and, with respect to state income taxes of Seller or any corporation affiliated with Seller with which the Company or any Subsidiary files a combined or similar state income tax return, the taxable period including the Closing Date.  If Buyer, the Company or any Subsidiary receives any such refund, Buyer shall promptly pay
(or cause the Company or such Subsidiary to pay) the entire amount of such refund (including interest) to Seller.
         Buyer, the Company and the Subsidiaries shall be responsible for and shall hold Seller harmless from all state income taxes of each of the Company and the Subsidiaries for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all state income taxes resulting from any action taken without
Seller's written consent by Buyer, the Company or any Subsidiary after the Closing (including, without limitation, actions taken outside the ordinary course of business and occurring on the Closing Date but excluding operations within the ordinary course of business on the
Closing Date).  Buyer, the Company and the Subsidiaries shall be entitled to all refunds of such taxes (including interest).
         If any Subsidiary is required to file any state income tax return for a taxable period covering days before and after the Closing Date, Buyer shall cause such return to be filed and shall be responsible for the payment of any tax for such period.  However,
Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount by which the state income tax attributable to the period through the Closing Date exceeds the amount of such tax paid
(including payments of estimated tax) on or before the Closing Date.
The tax attributable to the period through the Closing Date shall be determined (i) as if that period were a separate taxable year, and
(ii) except as otherwise required by Law, by using the tax accounting methods and tax elections used by the Subsidiary before the Closing
Date. Seller shall compute the amount of the Subsidiary's tax attributable to the period through the Closing Date and shall notify
Buyer of such amount in writing no later than 90 days after the
Closing Date.  Within 45 days after the date of such notification,
Seller shall pay to Buyer the excess of (i) the amount of tax determined by Seller as attributable to the portion of the period through the Closing Date, over (ii) the amount of the tax for the taxable period paid (including payments of estimated tax) on or before the Closing Date unless, within 30 days after such date, Buyer notifies Seller in writing that Buyer disagrees with the computation of any such amount.  In that case, Seller and Buyer shall proceed in good faith to determine the correct amount, and Seller's payment to
Buyer shall be due the later of (i) the time specified in the immediately preceding sentence, and (ii) 10 days after Seller and
Buyer agree to the amount payable.
         (c)     Income Tax Characterization of the Company and the
Sale and Purchase of the Membership Interest.  As a single-member, limited liability company formed after December 31, 1996, the Company is to be treated as an unincorporated division of Seller for federal income tax purposes pursuant to Treasury Regulation 301.7701-2(c)(2)
and -3(b)(1) and for state income tax purposes in any state (including the Commonwealth of Virginia) not having a contrary rule.
Consequently, Seller's sale of the Membership Interest to Buyer is to be treated as a sale by Seller, and a purchase by Buyer, of the assets owned by the Company at the Effective Time of Closing for federal and such state income tax purposes.  The parties intend and agree to report the sale and purchase of the Membership Interest as such a sale and purchase of assets for federal, Virginia, and any other applicable state income tax purposes. In accordance with such intent and agreement, Seller and Buyer represent, warrant, and covenant that neither of them will cause or permit the Company to elect pursuant to Treasury Regulation 301.7701-3, or take, cause, or permit any other action that would cause the Company, to be classified as an
association taxable as a corporation for federal, Virginia, or other applicable state income tax purposes.
         Buyer and Seller shall mutually determine the deemed sales prices of the assets of the Company for purposes of Section 1060 of the Code in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code. Buyer and Seller shall cooperate to determine such deemed sales prices as promptly as practicable, before Closing (if reasonably feasible) and in any event within 90 days after the Closing Date. The parties shall mutually adjust such determination to the extent required to reflect the determination of the Final Purchase Price pursuant to Section 2.4 hereof.  Neither Buyer nor Seller shall take, nor shall they permit any affiliated Person (including, without limitation, the Company) to take, any position for income tax purposes that is inconsistent with the deemed sales prices as finally determined hereunder; provided, however, that the deemed purchase prices of the assets shall differ from the deemed sales prices to the extent necessary to reflect the inclusion in the total deemed purchase price of items (for example, Buyer's capitalized acquisition costs in addition to the Final
Purchase Price) not included in the total deemed sales price.
    (d)  Section 338(h)(10) Election for Subsidiaries.  An election shall be made by Buyer and Seller under Section 338(h)(10) of the Code with respect to each Subsidiary that is a corporation. Seller shall prepare and file the returns for, be responsible for the payment of, and indemnify and hold Buyer, the Subsidiaries and Parent harmless from, any federal and state income taxes resulting from that election
(and any corresponding election under state law), and Seller shall be entitled to any refund or reduction in any such taxes. Buyer and
Seller shall cooperate to prepare and shall execute IRS Form 8023-A
(or any applicable successor form) prior to or at Closing.  Buyer shall retain custody of such form, and all required attachments thereto, and shall timely file such form with the appropriate office(s) of the IRS.  Promptly after such filing, Buyer shall provide to Seller a photocopy of the form (including all attachments) as filed and proof of filing. The parties acknowledge that the effect of such election will be to cause each such Subsidiary to be treated as two corporations for federal income tax purposes: (i) an "old"
corporation, which shall be treated (a) as having sold all of its assets (including the assets of any Subsidiary that is a limited liability company owned by such corporate Subsidiary) in a taxable transaction as of the end of the Closing Date while a member of the Seller's affiliated group, and (b) as having completely liquidated pursuant to Sections 332 and 337 of the Code, and (ii) a "new" corporation, which shall be treated as having purchased (as of the beginning of the day after the Closing Date) the assets deemed sold by the old corporation.  The parties hereto further intend for such election to be effective, if possible, for state (as well as federal) income tax purposes, and they shall timely execute and file any documents that may be required under any applicable law, rule or regulation for such election (or any corresponding election under state law, rule or regulation) to be effective for state income tax purposes.
         Buyer and Seller shall cooperate in the same manner as
provided in Section 8.5(c) to determine the portion of the Final
Purchase Price allocable to the Subsidiaries and the deemed sales prices of the assets of each Subsidiary for purposes of Section
338(a)(1) of the Code in accordance with all applicable Treasury Regulations. Neither Buyer nor Seller shall take, nor shall they permit any affiliated Person (including, without limitation, the Subsidiaries) to take, any position for income tax purposes that is inconsistent with the deemed sales prices as finally determined hereunder; provided, however, that the deemed purchase prices of the assets shall differ from the deemed sales prices to the extent necessary to reflect the inclusion in the total deemed purchase price of items (for example, Buyer's capitalized acquisition costs in addition to the Final Purchase Price) not included in the total deemed sales price.
         (e)     Cooperation.  Buyer agrees to cooperate and to cause
the Company to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (i) the filing, amendment, preparation and execution of all federal and state income tax returns and documents with respect to any taxable period of the Company ending on or before the Closing Date, (ii) contests concerning the federal or state income tax due for any such period and (iii) audits and other proceedings conducted by income tax authorities with respect to any such period.  Within a reasonable time (but not more than 10 days)
after Buyer or the Company receives official notice of any such contest, audit or other proceeding, Buyer shall notify or cause the Company to notify Seller in writing of such contest, audit or other proceeding. In any case where the Company is responsible under applicable Law for the defense of such contest, audit or other proceeding, Seller shall have the right to conduct the defense at its expense, whether such contest, audit or other proceeding commenced before or commences after the Closing. Notwithstanding Seller's obligations under the preceding provisions of this Section 8.5, Seller shall have no obligation to pay or to indemnify or hold Buyer or the Company harmless from any tax imposed or assessed as a result of (i)
the failure of Buyer or the Company to notify Seller as required by this paragraph, if such failure adversely affects Seller's ability to respond adequately in a timely manner to the notice of contest, audit or other proceeding, or (ii) any action taken by Buyer or the Company with respect to any contest, audit or other proceeding without
Seller's written consent.
         In addition, the parties agree that Seller shall be entitled to the federal and state income tax benefit resulting from
compensation deductions relating to the exercise after the Closing of options to purchase common stock of Seller by employees or former employees of the Company or any Subsidiary. Seller or an Affiliated Predecessor shall claim such deductions, and the Company, its members (other than Seller) and the Subsidiaries shall not unless requested to do so by Seller.  If the Company, any of its members (other than
Seller) or any Subsidiary realizes any federal or state income tax benefit resulting from any such deduction, the Company and Buyer shall promptly notify Seller and shall promptly pay to Seller the amount of the tax benefit realized plus any interest paid or credited thereon by any taxing authority.
         Seller agrees to make available to Buyer and the Company
records in the custody of Seller or of any member of the Seller's affiliated group, to furnish other information and otherwise to cooperate to the extent reasonably required for the filing of federal and state income tax returns and other documents relating to the
Company for any taxable period ending after the Closing Date.
However, no loss, credit or other item of the Company may be carried back to a taxable period for which the Company and Seller or any corporation affiliated with Seller filed a consolidated, unitary or combined return.
         Seller agrees to cooperate with Buyer, and Buyer agrees to cooperate (and cause the Company to cooperate) with Seller, to the extent necessary in connection with the filing of any information return or similar document relating to the Buyer's acquisition of the
Company.
         (f)     Payment of Accrued Income Taxes.  Seller has the
right to receive from the Company accrued but unpaid federal and state income taxes for taxable periods ending on or before the Closing Date.
If funds for any such taxes have not been paid by the Company to
Seller before Closing, such funds shall be payable (and Buyer shall cause such funds to be paid) upon Seller's demand.
         (g)     Taxes to Include Interest, Etc.  For purposes of this
Section 8.5, the term "tax" or "taxes" includes any addition to tax, interest and penalty imposed with respect to the tax or taxes. Thus, for example, any obligation to hold a party harmless from federal income tax for a taxable period includes the obligation to hold the party harmless from any addition to tax, interest or penalty imposed with respect to such federal income tax.
         (h)     Termination of Tax-Sharing Agreement.  After the
Closing, this Section 8.5 shall supersede any and all tax-sharing or similar agreements to which (i) the Company and the Subsidiaries, on the one hand, and (ii) Seller or any of its Affiliates, on the other hand, are parties.  Neither the Company, any Subsidiary, Seller nor any such Affiliates shall have any obligation or right with respect to each other under any such prior agreement after the Closing.
         (i) If Parent is a purchaser pursuant to Section 2.2(b) hereof, references in this Section 8.5 to Buyer shall be deemed to include Parent.
    8.6  Records.  Buyer shall cause the Company and the Subsidiaries to preserve and keep, free of charge, all original books, papers and records of the Business relating to periods prior to the Closing Date for a period of no less than seven years following the Closing Date.
Buyer agrees to permit Seller and its attorneys, accountants, agents and designees access to such books, papers and records from and after the Closing Date for all reasonable purposes.  Any such examination shall be at the expense of Seller, shall be performed at the place where such books, papers and records are regularly maintained and shall not interfere unreasonably with Buyer's normal business activities. Buyer shall notify Seller at any time that it intends to destroy any or all of such books, papers and records, and Seller shall have the right to review and remove at Seller's expense any of such books, papers and records.
    8.7  No Use of Name.  Buyer and Parent agree that without
Seller's consent it will not, nor will it permit the Company or the Subsidiaries after the Closing Date to, make any use of the names "Chesapeake Corporation", "Chesapeake Paper Products Company",
"Chesapeake Forest Products Company" or "Chesapeake Packaging Co.",
the word "Chesapeake" or the "rolling C" logo, or any variation thereof in any manner; provided, that for up to one year following the Closing Date, the Company and the Subsidiaries may sell in the ordinary course of their business any inventory bearing any of such marks as of the Effective Time of Closing; and provided further, that Buyer, Parent and the Company shall indemnify and hold Seller harmless for any Losses suffered by Seller that are directly attributable to such use.
    8.8  Cooperation in Third-Party Litigation.  (a)  Seller agrees that after the Closing, Seller shall provide such cooperation as
Buyer, Parent and/or the Company or their counsel may reasonably request in connection with any proceedings related to the conduct of the Business prior to the Closing. Such cooperation shall include, without limitation, making employees of Seller available upon the reasonable request and at the expense of Buyer, Parent and/or the
Company, as the case may be, to consult with and assist Buyer, Parent and the Company and their counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.
         (b) Parent agrees that after the Closing, Parent shall provide and shall cause the Company and the Subsidiaries to provide such cooperation as Seller or its counsel may reasonably request in connection with any proceedings relating to the Business to which
Seller or any of its Affiliates is a party. Such cooperation shall include, without limitation, making employees of Parent, the Company and the Subsidiaries available upon the reasonable request and at the expense of Seller to consult with and assist Seller and its counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.
    8.9  Further Assurances. Seller shall, from time to time after the Closing, at Buyer's, Parent's and/or the Company's request, execute, acknowledge and deliver to such requesting Person other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as such requesting Person may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Membership Interest, or to give effect to the transactions contemplated by this Agreement and the Ancillary Documents (including, without limitation, the Asset
Transfers).  Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
    8.10 DEF Project.   Buyer hereby agrees to cause the Company,
after Closing, to indemnify and hold Seller and its Affiliates harmless from and against, and agrees to cause the Company promptly to reimburse Seller and its Affiliates for, any Losses resulting from or relating to the DEF Project.
    8.11 Certain Matters Related to Tax-Exempt Securities. Parent hereby agrees that, from and after the Effective Time of Closing, it will not take or omit to take, nor will it permit the Company, the Subsidiaries or any of its other Affiliates to take or omit to take, any action which would cause interest on the tax-exempt securities listed on Exhibit 8.11 attached hereto to be included in the gross income of the holders thereof for federal income tax purposes.

                              ARTICLE IX
                              TERMINATION
    9.1  Termination.  Time is of the essence of this Agreement.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:  (a) at any time prior to the
Closing Date by mutual written agreement of Seller, on the one hand, and Buyer and/or Parent, on the other hand; or (b) by Buyer and/or
Parent on the Closing Date if any of the conditions set forth in
Article VI of this Agreement shall not have been fulfilled by the
Closing Date; or (c) by Seller on the Closing Date if any of the
conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date; or (d) by Seller if, prior to the execution of a definitive firm-commitment underwriting agreement with respect to Parent's Equity Offering, a Person or group shall have made a bona fide, fully financed proposal with respect to the Membership
Interest that the Board of Directors of the Seller believes, in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the shareholders of
Seller than the proposal set forth in this Agreement, and with respect to which such offeror is prepared to execute and deliver an
irrevocable and unconditional binding agreement (subject only to customary closing conditions consistent with Article VI of this
Agreement, excluding Section 6.8 thereof, and compliance with the HSR
Act) (a "Superior Proposal"), and all of the material terms of such
Superior Proposal are immediately communicated in writing by Seller to
Buyer and Parent; provided, that the Buyer and/or Parent does not make, within two (2) Business Days of receiving notice of such
Superior Proposal, an offer that the Board of Directors of the Seller believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to Seller's shareholders as such Superior Proposal.
    9.2  Rights on Termination; Waiver.
         (a)     If this Agreement is terminated pursuant to Section
9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except as otherwise provided in Section 9.2(b) and Section
9.2(c) hereof; provided, that the parties' obligations contained in
Sections 5.9 and 9.3 of this Agreement shall survive any such termination.
         (b)     In the event this Agreement is terminated by Seller
as a result of Buyer's and/or Parent's failure to satisfy the conditions precedent to Closing set forth in Article VII of this
Agreement (excluding Sections 7.3 and 7.7 thereof), then Parent shall pay to Seller (i) a termination fee of $10.0 million as liquidated damages (it being understood that the parties hereto have agreed that the actual damages suffered by Seller upon any such termination of the Agreement would be difficult or impossible to ascertain, and that such amount is a reasonable approximation thereof in light of the circumstances), plus (ii) an amount equal to Seller's documented out-of-pocket expenses incurred from and after October 1, 1996, in connection with the transactions contemplated herein (including, without limitation, filing fees and the fees and expenses of legal counsel, accountants and other consultants and advisors), which expense reimbursement shall not exceed $5.0 million.  Such amount shall be due and payable in equal installments to be paid six (6), nine (9) and twelve (12) months after the date of any such
termination, together with interest thereon at a rate per annum equal to the LIBOR rate plus three percent (3%) (it being understood that such amount may be prepaid in full at any time without penalty).
         (c)     In the event that this Agreement is terminated either
(i) by Buyer and/or Parent as a result of Seller's failure to satisfy the conditions precedent to Closing set forth in Article VI of this
Agreement (excluding Sections 6.3, 6.7 and 6.10 thereof), or (ii) by
Seller pursuant to Section 9.1(d) hereof, then Seller shall pay to
Buyer or Parent (A) a termination fee of $10.0 million as liquidated damages (it being understood that the parties have agreed that the actual damages suffered by Buyer and/or Parent upon any such termination of the Agreement would be difficult or impossible to ascertain, and that such amount is a reasonable approximation thereof in light of the circumstances), plus (B) an amount equal to Buyer's and Parent's documented out-of-pocket expenses incurred from and after
October 1, 1996, in connection with the transactions contemplated herein (including, without limitation, filing fees and the fees and expenses of legal counsel, accountants and other consultants and advisors) which expense reimbursement shall not exceed $5.0 million.
Such amount shall be due and payable in equal installments to be paid six (6), nine (9) and twelve (12) months after the date of any such termination, together with interest thereon at a rate per annum equal to the LIBOR rate plus three percent (3%) (it being understood that such amount may be prepaid in full at any time without penalty).
         (d)     If any of the conditions set forth in Article VI of
this Agreement have not been satisfied, Buyer and/or Parent may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to waive such conditions and proceed with the consummation of the transactions contemplated hereby.
    9.3  Nondisclosure.  Prior to Closing, the parties shall agree upon a nondisclosure agreement to be entered into by the parties hereto, the terms of which will be consistent with the Confidentiality Agreement and Confidentiality Letter referred to in Section 5.9 hereof, and which will be effective from and after the Effective Time of Closing.
                               ARTICLE X
                             MISCELLANEOUS
    10.1 Transfer Taxes and Filing Fees.  Seller shall pay or cause the Company to pay all fees, taxes or assessments charged to grantees, transferees or assignees under applicable Law in connection with the
Asset Transfers, and Seller shall pay the filing fee for any HSR Act filing in which it is identified as the "acquiring person."  Buyer or
Parent shall pay any other transfer, sales, recording and other filing fees, taxes or assessments arising under applicable Law in connection with the transactions contemplated hereunder, and Parent shall pay the filing fee for any HSR Act filing in which it is identified as the
"acquiring person."
    10.2 Entire Agreement; Amendment; No Waiver.  Except as set forth in Section 5.9 hereof, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements,
understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.  No amendment, supplement, modification, waiver or termination of, and no election under, this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
    10.3 Expenses.  Subject to Sections 9.2 and 10.1 hereof, whether or not the transactions contemplated by this Agreement are
consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.
    10.4 Governing Law.  This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof.
    10.5 Assignment; Accommodation of Like-Kind Exchanges.
(a) Except as set forth in subsection (b) and (c) hereof, this
Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other parties hereto.
         (b)     Buyer and Parent shall cooperate as reasonably
requested by Seller to permit Seller to effect one or more like-kind exchanges pursuant to Section 1031 of the Code and the regulations thereunder with respect to any or all of the assets of the Business.
Such cooperation shall include, without limitation, permitting Seller to assign all or any portion of Seller's rights under this Agreement to a "qualified intermediary," as defined in such regulations, and paying all or any portion of the Purchase Price to such qualified intermediary or to a qualified escrow account or qualified trust.
Notwithstanding the foregoing, (i) Seller shall indemnify against and hold each of Buyer and Parent harmless from any liability incurred by
Buyer or Parent as a result of performing its obligations under this subparagraph, and (ii) Seller shall not be relieved of any of its obligations under this Agreement by reason of this subparagraph.
    (c)  Notwithstanding any provision of this Agreement to the contrary, from and after the settlement of the Final Purchase Price,
Buyer and Parent may assign their respective rights and obligations hereunder to any transferee of the Membership Interest.
    10.6 Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or two (2) days after having been sent by overnight delivery service, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this Section:
If to Seller:           Chesapeake Corporation
                        2 James Center, 22nd Floor
                        1021 East Cary Street
                        P.O. Box 2350
                        Richmond, Virginia 23218-2350
                        Attention:  J. Carter Fox,
                             Chairman, President &
                             Chief Executive Officer
                        Facsimile Telephone Number:
                             (804) 697-1183

With a copy to:  Chesapeake Corporation
                        2 James Center, 22nd Floor
                        1021 East Cary Street
                        P.O. Box 2350
                        Richmond, Virginia 23218-2350
                        Attention:  J.P. Causey Jr., Esq.,
                           Senior Vice President, Secretary
                           & General Counsel
                        Facsimile Telephone Number:
                             (804) 697-1183

If to Buyer:            St. Laurent Paperboard Inc.
                        630 Rene-Levesque Boulevard West
                        Suite 3000
                        Montreal, Quebec H3B 5C7
                        Attention: Joseph J. Gurandiano, President &
                             Chief Executive Officer
                        Facsimile Telephone Number:
                             (514) 861-9408

With a copy to:  David A. Garbus, Esq.
                        Robinson & Cole LLP
                        One Boston Place
                        Boston, Massachusetts 02108
                        Facsimile Telephone Number:
                             (617) 557-5999

    10.7 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
    10.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters.
    10.9 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
    10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
    10.11 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Parent, Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of Parent, Buyer and Seller contained in this Agreement.
    IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be duly executed as of the day and year first above written.
                          CHESAPEAKE CORPORATION



                          By: ______________________________
                          Its: _______________________



                          ST. LAURENT PAPERBOARD INC.



                          By: ______________________________
                          Its: _______________________



                          ST. LAURENT PAPERBOARD (U.S.) INC.



                          By: ______________________________
                          Its: _______________________